Exhibit 4.1

Execution Version

MUVICO, LLC,

AMC ENTERTAINMENT HOLDINGS, INC.,

Centertainment Development, LLC

THE OTHER GUARANTORS PARTY HERETO

AND

CSC DELAWARE TRUST COMPANY

AS TRUSTEE AND NOTES COLLATERAL AGENT

SENIOR SECURED NOTES DUE 2029

INDENTURE

DATED AS OF JULY 24, 2025

i

Exhibit A	Provisions Relating to Initial Notes

Appendix I to Exhibit A	Form of Initial Notes

Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit C	Form of Supplemental Indenture to Add Guarantors

Schedule 4.17	Post-Closing Matters

INDENTURE dated as of July 24, 2025, among MUVICO, LLC, a Texas limited liability company (the “Company”), AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (“AMC”), the other Guarantors party hereto from time to time and CSC Delaware Trust Company, a Delaware trust company, as Trustee (in such capacity, the “Trustee”) and Notes Collateral Agent (in such capacity, the “Notes Collateral Agent”).

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party hereto agrees as follows for the benefit of the other parties hereto and for the equal and ratable benefit of the Holders of (i) the Company’s Senior Secured Notes due 2029 issued on the date hereof in an aggregate principal amount of $856,964,000 (the “Initial Notes”) and the guarantees thereof by AMC and certain of AMC’s subsidiaries and (ii) if and when issued, an unlimited principal amount of additional notes that may be offered from time to time in one or more series subsequent to the Issue Date as provided for in this Indenture (excluding PIK Notes, the “Additional Notes”) and the guarantees thereof by the Guarantors:

Article I.
Definitions and Incorporation by Reference

Section 1.01           Definitions.

“2026 Second Lien Notes” means AMC’s 10%/12% Cash/PIK Toggle Second Lien Subordinated Notes due 2026 issued under the 2026 Second Lien Notes Indenture in the aggregate outstanding principal amount as of the Issue Date of $131,157,414.

“2026 Second Lien Notes Indenture” means the Indenture dated as of July 31, 2020, pursuant to which the 2026 Second Lien Notes were issued, between AMC, the guarantors party thereto and GLAS Trust Company LLC, as initial trustee and as collateral agent, as amended, supplemented or otherwise modified and in effect from time to time.

“2026 Subordinated Dollar Notes” means AMC’s 5.875% Senior Subordinated Notes due 2026 issued pursuant to the 2026 Subordinated Dollar Notes Indenture in the aggregate outstanding principal amount as of the Issue Date of $41,927,000.

“2026 Subordinated Dollar Notes Indenture” means the Indenture dated as of November 8, 2016 pursuant to which the 2026 Subordinated Dollar Notes were issued between AMC, the guarantors party thereto and, U.S. Bank National Association, as the initial trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“2027 Subordinated Notes Indenture” means the Indenture dated as of March 17, 2017 pursuant to which the 2027 Subordinated Notes were issued between AMC, the guarantors party thereto and U.S. Bank National Association, as the trustee, as amended, supplemented or otherwise modified and in effect from time to time.

“2027 Subordinated Notes” means AMC’s 6.125% Senior Subordinated Notes due 2027 issued pursuant to the 2027 Subordinated Notes Indenture in the aggregate outstanding principal amount as of the Issue Date of $127,471,000.

“2029 First Lien Notes” means AMC’s 7.500% Senior Secured Notes due 2029 issued under the 2029 First Lien Notes Indenture in the aggregate outstanding principal amount as of the Issue Date (after giving effect to the Transactions) of $360,000,000.

“2029 First Lien Notes Indenture” means the Indenture dated as of February 14, 2022, pursuant to which the 2029 First Lien Notes were issued, between AMC, the guarantors party thereto and CSC Delaware Trust Company, as successor to U.S. Bank Trust Company, National Association, as trustee and as notes collateral agent (in such capacity, the “2029 Notes Collateral Agent”), as amended, supplemented or otherwise modified and in effect from time to time.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to AMC and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition Transaction” means any Investment by AMC or any Subsidiary in a Person if as a result of such Investment, (a) such Person becomes a Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into, AMC or any Subsidiary, and, in each case, any Investment held by such Person.

“Adjusted Treasury Rate” means, as of any redemption date, (i) the weekly average for each Business Day during the most recent week that has ended at least two (2) Business Days prior to such redemption date (or in the case of satisfaction and discharge, two (2) Business Days prior to the deposit with the Trustee or Paying Agent) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or the applicable information is not applicable thereon, any publicly available source of similar market data as selected by the Company in good faith)) most nearly equal to the period from the redemption date to July 31, 2027 (if no maturity is within three months before or after July 31, 2027, yields for the two (2) published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in the case of each of clauses (i) and (ii), 0.50%.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Alcohol Management Agreements” means (i) that certain Alcohol Management Agreement, dated as of July 22, 2024, by and among the Company and American Multi-Cinema, Inc. with respect to the management of certain alcoholic beverage operations in the State of New York at the theatres named therein; (ii) that certain Alcohol Management Agreement, dated as of July 22, 2024, by and among the Company and American Multi-Cinema, Inc. with respect to the management of certain alcoholic beverage operations in the State of California at the theatres named therein; (iii) those certain Amended and Restated Sublease Agreements, dated as of July 22, 2024, by and among the Company and an affiliate of American Multi-Cinema, Inc. with respect to the facilities utilized for certain food and beverage operations in the State of Florida at the theatres identified on Schedule II-C to the Management Services Agreement; (iv) those certain Amended and Restated Alcohol Sublease Agreements, dated as of July 22, 2024, by and among the Company and an affiliate of American Multi-Cinema, Inc. with respect to the facilities utilized for certain alcoholic beverage operations in the State of Texas at the theatres identified on Schedule II-B to the Management Services Agreement, and (v) future agreements substantially similar in form and substance to those specified in clauses (iii) and (iv) above with respect to new theatres located in Florida and Texas, respectively, in each case, as may be amended or modified from time to time; provided that such amendment or modification may only be made with the consent of Holders of the majority of the aggregate principal amount of Notes then outstanding if the amended or modified agreement is materially less favorable to the Holders when taken as a whole.

“AMC” means AMC Entertainment Holdings, Inc. or any successor.

“AMC Group” means AMC and its Subsidiaries (other than the Muvico Group existing on the Issue Date), which as of the Issue Date is the same group as the AMC Group Obligors other than Subsidiaries that are Excluded Subsidiaries pursuant to clause (a) or (d) thereunder.

“AMC Group First Lien Pari Passu Intercreditor Agreement” means the intercreditor agreement, dated as of April 24, 2020, among the Term Loan Collateral Agent, the 2029 Notes Collateral Agent, the Existing Exchangeable Notes Collateral Agent, AMC, the other grantors from time to time party thereto and each additional agent from time to time party thereto, as supplemented by joinder agreements executed prior to and on the Issue Date in connection with the Transactions and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof as applicable.

“AMC Group Junior Lien Intercreditor Agreement” means an intercreditor agreement providing for the subordination of the Liens of the Collateral of the AMC Group Obligors securing any Junior Lien Priority Indebtedness to the Liens securing the Secured Notes Obligations on terms acceptable to the Notes Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“AMC Group Obligors” means, on the Issue Date, collectively, AMC, American Multi-Cinema, Inc., AMC License Services, LLC, AMC ITD, LLC and AMC Card Processing Services, Inc. and from time to time any other Subsidiaries of AMC that become Guarantors pursuant to the applicable requirements in this Indenture.

“Additional Rate” means an amount per annum equal to 1.00% cash interest or 2.00% PIK interest, as determined by the Company in its sole discretion, in excess of the interest rate applicable to the Notes and to be paid in accordance with Section 2.14; provided that the Company will only be required to pay the Additional Rate if AMC has not obtained the Required Shareholder Approval by December 10, 2025. The Additional Rate will (i) become effective no later than concurrently with any corresponding interest rate adjustment to the New Exchangeable Notes due to a failure by AMC to obtain the Required Shareholder Approval, and (ii) remain in effect for any duration of time during which the New Exchangeable Notes remain outstanding and during which AMC has failed to receive the Required Shareholder Approval. In the event the Company is required to pay the Additional Rate on any Note, the Company shall notify the Trustee in writing of the Company’s requirement to pay the Additional Rate and the applicable form of payment that the Company has elected. Such notification may be combined with any notice required to be provided to the Trustee pursuant to Section 2.14(b).

“Applicable Premium” means, on any determination date, the excess of (i) the present value at such redemption date of (a) the redemption price of the Notes on July 31, 2027, at the then Applicable Rate (as set forth in paragraph 6 of the Notes) plus (b) all required remaining scheduled interest payments due on the Notes through July 31, 2027, calculated for all interest payments during such period at the Applicable Rate that is in effect on such date of determination (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (ii) the principal amount of the Notes on such redemption date.

“Applicable Rate” means (i) a rate per annum equal to 7.500% payable in cash plus (ii) (a) an amount per annum equal to the “Applicable Incremental Cash Interest Rate” plus (b) the “Applicable Incremental PIK Interest Rate”, in each case, with the Applicable Incremental Cash Interest Rate and the Applicable Incremental PIK Interest Rate set forth in the pricing grid below, payable in cash interest and/or PIK interest, as applicable, in accordance with Section 2.14 of this Indenture plus (c) to the extent applicable, the Additional Rate. The Applicable Rate components described in clause (ii) will be determined based on the Total Leverage Ratio set forth in the most recent Compliance Certificate in accordance with the pricing grid below:

Level	Total Leverage Ratio	Applicable Rate
		Applicable Incremental Cash Interest Rate	Applicable Incremental PIK Interest Rate
1	≥ 7.50:1.00	1.50%	6.00%
2	< 7.50:1.00 and ≥ 6.50:1.00	2.375%	2.375%
3	< 6.50:1.00	4.00%	--

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be set forth in a Compliance Certificate delivered pursuant to Section 4.13 and corresponding to first and third fiscal quarter financial statements required to be delivered pursuant to Section 4.12 and shall become effective as of the first day of the interest period immediately following the date such Compliance Certificate is delivered pursuant to Section 4.13; provided that, the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date immediately prior to the date on which any Compliance Certificate is delivered setting forth a different pricing level (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). On and after receipt of a notice that an Event of Default has occurred, the highest pricing level shall apply as of the date of such Event of Default (as reasonably determined by the Company and set forth in a notice to the Trustee) and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (as reasonably determined by the Company and set forth in a notice to the Trustee) and thereafter, in each case, the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements required pursuant to Section 4.12 or a Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Company shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Trustee a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Company shall pay to the Trustee promptly upon written demand of Holders of a majority in aggregate principal amount of the then outstanding Notes (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Trustee in accordance with the terms hereof. Notwithstanding anything to the contrary in this Indenture, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the default interest pursuant to Section 2.11, at any time prior to the date that is five (5) Business Days following such written demand.

“Asset Transfer Agreement” means that certain Asset Transfer Agreement, dated as of July 22, 2024, by and among the Company, American Multi-Cinema, Inc., and Centertainment.

“Available Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of AMC or any Subsidiary to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on AMC or any Subsidiary. For the avoidance of doubt, all cash retained by AMC (as defined under the Management Services Agreement) under Section 5.3 of the Management Services Agreement shall be considered Available Cash of AMC.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of AMC or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York, or the city in which the Trustee’s office is located are authorized or required to be closed, or, if no Notes are outstanding, the city in which the principal corporate trust office of the Trustee is located.

“Capital Lease Obligations” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018, subject to the proviso in the definition of GAAP; for the avoidance of doubt, any obligation relating to a lease that would have been accounted for by such Person as an operating lease as of December 31, 2018 and any similar lease entered into thereafter shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, as in effect on December 31, 2018, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by AMC and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of AMC and its Subsidiaries.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of this Indenture.

“Cash Equivalents” means:

(a)           dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan, Pesos or such other currencies held by AMC or any Subsidiary from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Term Loan Credit Agreement or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)           repurchase agreements and reverse repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the lenders under the Term Loan Credit Agreement) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f)           marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)           securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)           investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;

(i)            instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j)            investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k)           auction rate securities issued by any domestic corporation or any domestic government instrumentality, in each case rated at least “A-1” (or its equivalent) by S&P or at least “P-1” (or its equivalent) by Moody’s and maturing within six months of the date of acquisition (or with interest rates or dividend yields that are re-set at least every 35 days);

(l)            qualified purchaser funds regulated by the exemption provided by Section 3(c)(7) of the Investment Company Act of 1940, as amended, which funds possess a “AAA” rating from at least two nationally recognized agencies and provide daily liquidity;

(m)           with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(n)           investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (m) above.

“Cash Management Obligations” means obligations of AMC or any Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (c) other services related, ancillary or complementary to the foregoing (including Cash Management Services).

“Casualty Event” means any event that gives rise to the receipt by AMC or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Centertainment” means Centertainment Development, LLC, a Delaware limited liability company.

“Change of Control” means (a) the acquisition of beneficial ownership by any Person or group of Voting Stock representing 40% or more of the aggregate votes entitled to vote for the election of directors of AMC having a majority of the aggregate votes on the Board of Directors of AMC or (b) the Company ceasing to be a direct or indirect wholly-owned Subsidiary of AMC.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act,

(i)            “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof;

(ii)           the phrase Person or group shall be as determined within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan;

(iii)          [reserved];

(iv)          a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement; and

a Person or group shall not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Notes Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            AMC, Centertainment and the Company will cause such Subsidiary, in each case, to execute and deliver (A) a supplemental indenture to this Indenture, providing for a senior secured Guarantee by such Person, (B) a joinder to the Security Agreement, and any other applicable Security Document, as a grantor, pledger or like term thereunder, and (C) joinders to any applicable intercreditor agreements (providing for senior secured liens on the assets of such Subsidiary) and security documents, together with any filings and agreements to the extent necessary under law or otherwise required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, within 30 days of the date of the earlier of (as applicable) (x) such formation, acquisition or existence (y) such subsidiary’s obligation in respect of, or guarantee of, such other Indebtedness, as applicable, pursuant to which such Person will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, if any, on the Notes, in each case in accordance with Article XI; provided, that this clause (a) shall not require senior secured guaranties if there is an explicit provision for excluding such Subsidiary from those requirements provided in Article IV hereof;

(b)            all outstanding Equity Interests of AMC and its Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of AMC, the Company or any Guarantor shall have been pledged pursuant to the Security Agreement (and the Notes Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(c)            if any Indebtedness for borrowed money of AMC or any Subsidiary in a principal amount of $15,000,000 or more is owing by such obligor to any Guarantor, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Notes Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)            all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Notes Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Notes Collateral Agent for filing, registration or recording; and

(e)            the Collateral Agent shall have received

(i)            counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Material Real Property;

(ii)           a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding)) of the Fair Market Value of such Material Real Property, as reasonably determined by AMC and agreed to by the Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding), issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Material Real Property described therein, free of any other Liens except as expressly permitted by Section 4.07, together with such endorsements (other than a creditor’s rights endorsement), as the Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding) may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (provided, however, in lieu of a zoning endorsement the Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding) shall accept a zoning letter);

(iii)          such affidavits and “gap” indemnifications as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above,

(iv)          a survey of each Material Real Property (other than any Material Real Property to the extent comprised of condominiums and to the extent the same cannot be surveyed) in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer),

(v)           a completed “Life of Loan” Federal Emergency Management (“FEMA”) Standard Flood Hazard Determination with respect to each Material Real Property subject to the applicable FEMA rules and regulations; and

(vi)          such customary legal opinions as the Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding) may reasonably request with respect to any such Mortgage or Material Real Property.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Secured Notes Documents to the contrary,

(a)           the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Company or AMC reasonably believes, acting in good faith, that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, surveys, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse tax consequences to AMC and its Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Holders therefrom;

(b)           Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Issue Date;

(c)           [reserved];

(d)           no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title;

(e)           no perfection actions shall be required with respect to commercial tort claims with a value less than $5,000,000 and no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $5,000,000;

(f)            no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(g)           no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements);

(h)           none of the Company or any Guarantor shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters; and

(i)            other than to the extent determined by AMC or the Company in their sole discretion, in no event shall the Collateral include any Excluded Assets.

The Notes Collateral Agent (acting at the direction of holders of a majority of the aggregate principal amount of Notes then outstanding) may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Indenture or the Security Documents.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to July 31, 2027, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 31, 2027.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for the redemption date.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 4.12.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)            without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, (A) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, (B) bank and letter of credit fees and costs of surety bonds in connection with financing activities, (C) cash dividend payments in respect of preferred stock and any Disqualified Equity Interests and (D) other items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiii) thereof;

(ii)           provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) other fees, taxes and expenses to maintain corporate existence;

(iii)         depreciation and amortization (including amortization of intangible assets, Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees, OID or costs);

(iv)          other non-cash charges (including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purpose) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(v)           the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof;

(vi)           (A) the amount of payments made to option, phantom equity or profits interest holders of AMC or the Company or any of their direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (B) the amount of fees, expenses and indemnities paid to directors, including of the Company or AMC or any direct or indirect parent thereof;

(vii)         [reserved];

(viii)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (d) below for any previous period and not added back;

(ix)          any costs or expenses incurred by AMC or any Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of AMC or the Company or Net Proceeds of an issuance of Equity Interests of AMC or the Company (other than Disqualified Equity Interests);

(x)           any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; and

(xi)           expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,

less

(b)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(ii)           the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for AMC and its Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by AMC or any Subsidiary during such period whether such acquisition occurred before or after the Issue Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Issue Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(II)           there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by AMC or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at AMC’s election only when and to the extent such operations are actually disposed of), including any division, product line, theatre, screen or other facility used for operations of AMC or any Subsidiary, which was closed for business or disposed of during such period (other than any theatre closed in the ordinary course of business within 120 days of lease expiration) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Trustee.

“Consolidated First Lien Debt” means, as of any date of determination, (a) the amount of Consolidated Total Debt (including in respect of the Notes) that is secured by any asset or property of AMC or any Subsidiary thereof by unsubordinated Liens (e.g., Liens that are not subordinated to Liens securing other Indebtedness) and all Capital Lease Obligations.

“Consolidated Interest Expense” means the sum of (a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of AMC and its Subsidiaries with respect to all outstanding Indebtedness of AMC and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) the amount of cash dividends or distributions made by AMC and its Subsidiaries in respect of preferred Equity Interests issued in accordance with Section 4.05, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) [reserved], (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any acquisition or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting, (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any pay-in-kind interest expense or other non-cash interest expenses and (xiii) any payments made in respect of any operating leases.

“Consolidated Net Income” means, for any period, the net income (loss) of AMC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)           extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions, costs incurred in connection with any New Project (including costs incurred in connection with unconsummated theatre acquisitions) and other strategic or cost saving initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to the closure or disposition of any theatre or a screen within a theatre, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof);

(b)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income;

(c)           Transaction Costs;

(d)           [reserved];

(e)           any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(f)           any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(g)           accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(h)           all Non-Cash Compensation Expenses;

(i)            any income (loss) attributable to deferred compensation plans or trusts;

(j)            any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by AMC or any Subsidiary in respect of such investment);

(k)           any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(l)            any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(m)          any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items;

(n)           any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made); and

(o)           any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, film television costs and investments in debt and equity securities).

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to AMC and its Subsidiaries), as a result of any acquisition or Investment consummated prior to (or after) the Issue Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received, due or otherwise estimated in good faith to be received from business interruption insurance, liability or casualty events insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder (occurring prior to or after the Issue Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period)) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of AMC and its Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of AMC and its Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with any Permitted Acquisition or other Investment).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Collateral Agent” shall have the meaning set forth in the AMC Group First Lien Pari Passu Intercreditor Agreement.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at 251 Little Falls Drive, Wilmington, Delaware, 19808.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the Notes and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Maturity Date at the time such bridge loans are incurred.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Senior Representative” shall have the meaning set forth in the Muvico Group First Lien/Second Lien Intercreditor Agreement.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to AMC and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in AMC or any Parent Entity and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in AMC or in any Parent Entity and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in AMC or in any Parent Entity and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Notes and Secured Notes Obligations that are accrued and payable, (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of AMC (or any direct or indirect parent thereof), AMC or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by AMC (or any direct or indirect parent company thereof), AMC or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interest shall not be deemed to be Disqualified Equity Interest, and (iv) Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests solely as a result of the subsequent extension of the Maturity Date.

“DTC” means The Depository Trust Company, a New York corporation, and its successors.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Notes” means those 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 issued pursuant to the Exchangeable Notes Indenture outstanding on the Issue Date (together with additional amounts to the extent issued to pay interest in kind thereunder).

“Exchangeable Notes Indenture” means the Indenture, dated as of July 22, 2024, pursuant to which the Exchangeable Notes were issued, by and among the Company, Centertainment, AMC, the other guarantors party thereto and GLAS Trust Company LLC, as trustee and collateral agent (in such capacity, the “Existing Exchangeable Notes Collateral Agent”).

“Exchange Rate” means on any day, for purposes of determining the dollar equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Company in good faith, or, such Exchange Rate shall instead be the spot rate of exchange of the applicable issuing bank under the Term Loan Credit Agreement through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the applicable issuing bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means:

(1)           any fee-owned real property (i) that does not constitute a Material Real Property, (ii) located in a jurisdiction that imposes a mortgage recording tax or similar fee and/or (iii) located in an area determined by FEMA to have special flood hazards;

(2)           all leasehold interests in real property (except to the extent a security interest therein can be perfected by a UCC filing);

(3)           any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), and other than any proceeds, dividends, distributions and other income, economic interest and economic value and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction);

(4)           any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Notes Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction, and other than any proceeds, dividends, distributions and other income, economic interest and economic value and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction);

(5)           margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than the Company or any Guarantor) under the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than AMC, the Company and Wholly Owned Subsidiaries, and other than any proceeds, dividends, distributions and other income, economic interest and economic value and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction;

(6)           assets to the extent a security interest in such assets would result in material adverse tax consequences to AMC or one of its Subsidiaries as reasonably determined by AMC;

(7)           any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(8)           any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Company or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition;

(9)           any asset with respect to which the Company or AMC has determined in good faith that grant or perfection of a security interest in such asset would reasonably be likely to result in a material and adverse tax consequence to the Company or AMC;

(10)         [reserved];

(11)         commercial tort claims with a value of less than $5,000,000 and letter-of-credit rights with a value of less than $5,000,000 (except to the extent a security interest therein can be perfected by a UCC filing);

(12)         Vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by a UCC filing);

(13)         any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof (except to the extent a security interest therein can be perfected by a UCC filing);

(14)         any and all assets and personal property owned or held by any Subsidiary that is not a Guarantor;

(15)         [reserved]; and

(16)         any proceeds from any issuance of Indebtedness permitted to be incurred under Section 4.05 that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose.

Notwithstanding anything to the contrary, (i) any economic value and any proceeds, dividends, distributions and other income, economic interest and economic value, products, substitutions and replacements of Excluded Assets shall be Collateral unless they expressly fall into one of the categories of Excluded Assets set forth above and (ii) any assets constituting “Collateral” under the Term Loan Obligations, Existing Exchangeable Notes, New Exchangeable Notes or other Indebtedness required to only have security in Collateral and not other assets shall not be Excluded Assets.

“Excluded Subsidiary” means any of the following:

(a)           Odeon Holdco, any subsidiary of Odeon Holdco, Sundance Cinemas, LLC, AC JV, LLC, AMC Concessionaire Services of Florida, LLC, AMC of Maryland, LLC, AMC of Maryland II, LLC, Digital Cinema Implementation Partners, LLC, Digital Cinema Distribution Coalition, LLC, Diginext, LLC, Shawnee Theatres LLC, SV Holdco LLC and Midlands Water Association;

(b)           any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Issue Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Notes Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee; provided that, for purposes of clause (ii) above, any such governmental (including regulatory) consent, approval, license or authorization that can be obtained or waived by or on behalf of any Subsidiary without undue effort or expense by the time or times at which it would otherwise be required shall not be considered for purposes of determining whether any Subsidiary is an Excluded Subsidiary;

(c)           any Subsidiary as to which AMC has determined in good faith that provision of a guaranty of the Secured Notes Obligations would reasonably likely to be result in a material and adverse tax consequence to AMC or the Company; and

(d)           any not-for-profit Subsidiaries or any captive insurance companies.

For the avoidance of doubt, AMC, Centertainment and the Company shall not constitute Excluded Subsidiaries (nor be permitted to become Excluded Subsidiaries). A Subsidiary shall not be an Excluded Subsidiary if, and for so long as, it Guarantees any Indebtedness under the 2026 Second Lien Notes Indenture, the 2026 Subordinated Dollar Notes Indenture, the 2027 Subordinated Notes Indenture, the 2029 First Lien Notes Indenture and any and other indentures, agreements, credit agreements or similar documents evidencing Indebtedness of AMC, the Company or any Guarantor (including, for the avoidance of doubt, any refinancing debt replacing the facilities listed above).

“Term Loan Collateral Agent” means the collateral agent for the lenders and other secured parties under the Term Loan Credit Agreement, together with its successors and permitted assigns under the Term Loan Credit Agreement.

“Existing Subordinated Notes” means the 2026 Second Lien Notes, the 2026 Subordinated Dollar Notes and the 2027 Subordinated Notes.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Company.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that the Company may elect, as evidenced by a written notice of the Company to the Trustee to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of any provision hereof, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of AMC, the Company or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness or other balance sheet items or income statement items under GAAP with respect to Capital Lease Obligations and any other leases shall be determined in accordance with the definition of Capital Lease Obligations and otherwise in accordance with GAAP as in effect on December 31, 2018 (and, in any event, shall exclude the impact on rent expense resulting from the adoption of ASC 842).

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning assigned to such term in the applicable Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means AMC, Centertainment and each Subsidiary of AMC that provides a Guarantee on the Issue Date and any other Subsidiary of AMC, Centertainment or the Company that provides a Guarantee in accordance with this Indenture; provided that upon the release or discharge of such Subsidiary from its Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Guarantor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties, (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and (vii) any obligations under any operating leases (as determined under GAAP as in effect on December 31, 2018). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of AMC and its Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Initial Purchasers” means the beneficial holders of 2029 First Lien Notes that receive the Notes on the Issue Date.

“Instrument of Contribution” means that certain Instrument of Contribution dated as of July 22, 2024, by and between the Company and American Multi-Cinema, Inc.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement dated as of July 22, 2024, by and between American Multi-Cinema, Inc., as assignor, and the Company, as assignee, as may be amended or modified from time to time; provided that such amendment or modification may only be made without the consent of Holders of the majority of the aggregate principal amount of Notes then outstanding if the amended or modified agreement is not materially less favorable to the Holders when taken as a whole.

“Intellectual Property License Agreement” means that certain Intercompany License Agreement dated as of July 22, 2024, by and between the Company, as licensor, and American Multi-Cinema, Inc., as licensee, as may be amended or modified from time to time; provided that such amendment or modification may only be made without the consent of Holders of the majority of the aggregate principal amount of Notes then outstanding if the amended or modified agreement is not materially less favorable to the Holders when taken as a whole.

“Intercompany Agreements” means the Management Services Agreement, the Intellectual Property License Agreement, the Asset Transfer Agreement, the Lease Assignment Agreements, the Intellectual Property Assignment Agreement, the Instrument of Contribution, the Alcohol Management Agreements and the Owned Property Deeds.

“Intercreditor Agreements” means (a) the AMC Group First Lien Pari Passu Intercreditor Agreement; (b) the Muvico Group First Lien/Second Lien Intercreditor Agreement; (c) the Muvico Group First Lien Priority Intercreditor Agreement; (d) the Muvico Group 1.25 Lien Priority Intercreditor Agreement; and (e) if applicable and upon the effectiveness thereof, any other Junior Lien Intercreditor Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of

(a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person;

(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of AMC and its Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and consistent with past practices); or

(c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

The amount, as of any date of determination, of

(i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof;

(ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer;

(iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment; and

(iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

For purposes of the definition of “Permitted Investments,” if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. If AMC or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of AMC or the Company, AMC or the Company, as the case may be, shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Person retained.

“Issue Date” means July 24, 2025.

“Junior Financing” means (i) any unsecured or secured Indebtedness (other than any permitted intercompany Indebtedness owing to AMC or any Subsidiary) that is subordinated in right of payment to the Term Loan Credit Agreement and/or the Secured Notes Obligations and/or secured by Liens on some or all of the Collateral that is junior to the Liens securing the Secured Notes Obligations and (ii) the Existing Subordinated Notes.

“Junior Lien Intercreditor Agreement” means (i) the Muvico Group Junior Lien Intercreditor Agreement and/or (ii) the AMC Group Junior Lien Intercreditor Agreement, as applicable.

“Junior Lien Priority” means, with respect to specified Indebtedness, such Indebtedness is (x) secured by a Lien that is junior in priority to the Liens on the Collateral securing the Secured Notes Obligations and (y) subject to any Junior Lien Intercreditor Agreement.

“Letter of Credit Facility” means the letter of credit facility pursuant to that certain Continuing Agreement for Standby Letters of Credit dated March 15, 2024 among AMC and Citibank, N.A. or any other letter of credit facility in replacement thereof or in addition thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any Acquisition Transaction or any other acquisition or Investment permitted by this Indenture, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Management Investors” means current and/or former directors, officers, partners, members and employees of any Parent Entity, the Company and/or any of their respective subsidiaries who (directly or indirectly through one or more investment vehicles) held Equity Interests in the Company on the Issue Date.

“Management Services Agreement” means that certain Management Services Agreement, dated as of July 22, 2024, by and among the Company, Centertainment and American Multi-Cinema, Inc. (as may be amended or modified from time to time in accordance with the provisions of this Indenture, including Section 4.19).

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of AMC and its Subsidiaries, taken as a whole; (b) the ability of the Company and the Guarantors, taken as a whole, to perform their payment obligations under this Indenture; or (c) the rights and remedies of the Holders and the Trustee.

“Material Indebtedness” means any Indebtedness for borrowed money (other than the Secured Notes Obligations and the Term Loan Credit Agreement), Capital Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of AMC and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that AMC or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Property” means assets, including intellectual property, (A) owned by the AMC Group that is material to the business, operations, assets, or financial condition of AMC Group, taken as a whole; or (B) owned by Muvico Group that is material to the business, operations, assets, or financial condition of Muvico Group, taken as a whole.

“Material Real Property” means, as of any date of determination, (a) each fee owned parcel of real property owned by the Muvico Group as of the Issue Date and (b) each fee owned parcel of real property having a fair market value equal to or in excess of $5,000,000, in each case, owned by the Company, AMC or any other Guarantor. For the purpose of determining the relevant value under this Indenture with respect to the preceding clause, such value shall be determined as of (a) the Issue Date for real property owned as of the Issue Date, (b) the date of acquisition for real property acquired after the Issue Date or (c) the date on which the entity owning such real property becomes a Guarantor after the Issue Date, in each case as reasonably determined by the Company. Notwithstanding anything to the contrary contained herein, to the extent any real property owned by any member of the Muvico Group is subject to a Mortgage on the Issue Date in favor of the Controlling Collateral Agent and/or the Designated Senior Representative, such real property shall be deemed to constitute Collateral and shall not be required to be subject to a Mortgage in favor of the Notes Collateral Agent.

“Maturity Date” means the date specified in the Notes as the fixed date on which the principal of the Notes is due and payable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Property to secure the Secured Notes Obligations.

“Muvico Group” means, collectively, (a) Centertainment and its Subsidiaries, including the Company, and (b) AMC Theatres of UK Limited.

“Muvico Group 1.25 Lien Priority Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, among the Notes Collateral Agent, the New Exchangeable Notes Collateral Agent, the Company, the other grantors from time to time party thereto and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Muvico Group First Lien Priority Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, among the Notes Collateral Agent, the New Exchangeable Notes Collateral Agent, the Term Loan Collateral Agent, the Company, the other grantors from time to time party thereto and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Muvico Group First Lien/Second Lien Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Issue Date, among the Term Loan Collateral Agent, the Existing Exchangeable Notes Collateral Agent, the Notes Collateral Agent, the New Exchangeable Notes Collateral Agent, the Company, the other grantors from time to time party thereto and each additional agent from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Muvico Group Junior Lien Intercreditor Agreement” means an intercreditor agreement providing for the subordination of the Liens of the Collateral of the Muvico Group securing any Junior Lien Priority Indebtedness to the Liens securing the Secured Notes Obligations on terms acceptable to the Notes Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, and (iv) any cash or Cash Equivalents received in respect of any termination or sale of a leasehold interest, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by AMC and its Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition (including pursuant to a Casualty Event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that AMC and/or any Subsidiary receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by AMC and its Subsidiaries as a result of such event to repay Indebtedness (other than the Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of AMC and its Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by AMC or its Subsidiaries and (iii) the amount of all taxes paid (or reasonably estimated to be payable, including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds), and the amount of any reserves established by AMC and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are associated with such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Company at such time of Net Proceeds in the amount of such reduction.

“New Exchangeable Notes” means those Senior Secured Exchangeable Notes due 2030 issued pursuant to the New Exchangeable Notes Indenture (i) in an initial aggregate principal amount of $194,380,980 and (ii) to the extent issued to pay interest in kind thereunder.

“New Exchangeable Notes Indenture” means the Indenture, dated as of July 24, 2025, pursuant to which the New Exchangeable Notes were issued, by and among the Company, Centertainment, the other guarantors party thereto and GLAS Trust Company LLC, as trustee and collateral agent (in such capacity, the “New Exchangeable Notes Collateral Agent”).

“New Project” means (a) each facility, theatre or other project which is either a new facility, a new theatre or an expansion, renovation, relocation, remodeling or other improvement or modernization of an existing theatre or facility owned by AMC or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Notes Collateral Agent” means CSC Delaware Trust Company, as collateral agent for the holders of the Notes under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Secured Parties” means the Trustee (in any capacity hereunder), the Notes Collateral Agent and the Holders.

“Obligations” means any principal, interest (including any interest, fees, or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees, or expenses is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness; provided, that any of the foregoing (other than principal and interest and Obligations hereunder intended to the extent intended to survive such payment) shall no longer constitute “Obligations” after payment in full of such principal and interest.

“Odeon” means AMC UK Holding Limited.

“Odeon-AMC Notes” means Indebtedness owed by Odeon Cinemas Group Ltd. to American Multi-Cinema, Inc. in the aggregate outstanding principal amount as of the Issue Date of approximately $1,036,753,000.

“Odeon Group” means Odeon and its Subsidiaries.

“Odeon Holdco” means AMC EMEA Holdings, LLC, a Delaware limited liability company.

“Odeon Holdco Intercompany Loan” means the $200,000,000 promissory note issued by Odeon Holdco to the Company, dated as of July 22, 2024, secured by a pledge of 100% of the Equity Interests of Odeon owned by Odeon Holdco from time to time (the “Odeon Share Pledge”).

“Odeon Indenture” means the Indenture, dated as of October 20, 2022 pursuant to which the Odeon Notes were issued among Odeon Finco PLC, the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and security agent.

“Odeon Notes” means those 12.75% Senior Secured Notes due 2027 issued pursuant to the Odeon Indenture in the original principal amount of $400,000,000.

“Officer” means the chief executive officer, chief marketing officer, chief financial officer, president, vice president, treasurer or assistant treasurer, secretary or assistant secretary, or other similar officer, manager or a director of the Company or any Guarantor, as applicable, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel licensed in any State of the United States of America and applying the laws of such State. The counsel may be an employee of or counsel to the Company or a Guarantor.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Parent Entity” means any Person that is a direct or indirect parent of AMC.

“Permitted Acquisition” means an Acquisition Transaction; provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or reasonably satisfactory arrangements, as determined by the Company in good faith, for the taking of such actions after the consummation of the Permitted Acquisition) (unless such newly created or acquired Subsidiary is an Excluded Subsidiary) and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (e) or (f) of Section 6.01 shall have occurred and be continuing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between AMC or a Subsidiary and another Person.

“Permitted Encumbrances” means:

(a)           Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business and consistent with past practices that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c)           Liens incurred or deposits made in the ordinary course of business and consistent with past practices (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to AMC or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d)           Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business and consistent with past practices;

(e)           easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of AMC and its Subsidiaries, taken as a whole;

(f)            Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 6.01(g);

(g)           Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of AMC or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Company or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 4.05;

(h)           rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)            Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by AMC or any of its Subsidiaries.

“Permitted Holder” means (i) the Management Investors and their Permitted Transferees, and (ii) any “group” as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision of which any of the foregoing are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clause (i) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company.

“Permitted Investments” means the following:

(a)           Investments that were Cash Equivalents at the time such Permitted Investment is made;

(b)           loans or advances to officers, directors and employees of AMC and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Company (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Company in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that Investments made pursuant to clauses (i), (ii) and (iii) hereof are made in the ordinary course of business and consistent with past practices; provided further that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding at any time in reliance on clauses (i), (ii) and (iii) hereof shall not exceed $1,000,000;

(c)           Investments (i) by any member of the Muvico Group (x) in any member of the Muvico Group that is a Guarantor (including as a result of a Delaware LLC Division) or (y) subject to Section 4.19, in any member of the AMC Group (other than the Odeon Group) that is the Company or a Guarantor, (ii) by any Subsidiary that is not the Company or a Guarantor in any other Subsidiary that is not the Company or a Guarantor, (iii) by any member of the AMC Group (x) in any member of the AMC Group that is a Guarantor (including as a result of a Delaware LLC Division) or (y) in any member of the Muvico Group that is the Company or a Guarantor, to the extent provided for in the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders) or to otherwise fund the business operations thereof in the ordinary course of business; and (iv) by AMC or any Subsidiary (including as a result of a Delaware LLC Division) in the Odeon Group; provided that all such Investments are made (x) solely to fund the business operations of the Odeon Group, (y) in the ordinary course of business and consistent with past practices as of the Issue Date and (z) not for the purposes of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(d)           Investments consisting of prepayments to suppliers in the ordinary course of business and consistent with past practices;

(e)           Investments consisting of extensions of trade credit in the ordinary course of business and consistent with past practices;

(f)            Investments existing on the Issue Date;

(g)           Investments in Swap Agreements permitted under Section 4.05;

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted under Section 4.16;

(i)            Permitted Acquisitions;

(j)            the Transactions;

(k)           Investments in the ordinary course of business and consistent with past practices consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)          loans and advances to a Parent Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to a Parent Entity (or such parent) in accordance with Section 4.06;

(n)           other Investments and other acquisitions; (A) so long as at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (A) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (A) after the Issue Date (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed $17,500,000; provided that such Investment shall only be made in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(o)           advances of payroll payments to employees in the ordinary course of business and consistent with past practices;

(p)           Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests of AMC; provided that (i) such amounts used pursuant to this clause (p) shall not be applied to increase any other basket hereunder or in Section 4.06, (ii) such Equity Interests shall not be Disqualified Equity Interests and (iii) such Investment will not result in a Change of Control;

(q)           Investments of a Subsidiary acquired after the Issue Date or of a Person merged or consolidated with any Subsidiary in a transaction permitted by the provisions of this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)            non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Holders in the Collateral, taken as a whole, would not be materially impaired;

(s)           to the extent constituting Investments, Liens, Indebtedness, Dispositions and Restricted Payments expressly permitted under Sections 4.05, 4.06, 4.07 and 5.01, respectively, in each case, other than by reference to this clause (s);

(t)            contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of AMC;

(u)           to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business and consistent with past practices;

(v)           Investments consisting of advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable; and

(w)          Investments consisting of refundable construction advances made with respect to the construction of motion picture exhibition theatres in the ordinary course of business and consistent with past practices.

“Permitted Liens” means:

(a)           (i) Liens securing Indebtedness permitted or deemed to be permitted to be incurred pursuant to Section 4.05(b)(i) and (ii) Liens securing Indebtedness permitted pursuant Section 4.05(b)(ii);

(b)           Permitted Encumbrances;

(c)           Liens existing on the Issue Date and not otherwise expressly included by another clause of this definition or express subsection pursuant to Section 4.05(b)) and any modifications, replacements, substitutions, renewals or extensions thereof; provided that (A) such modified, replacement, substitution, renewal or extension Lien has the same or lower priority and does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, substitution, renewal or extension Lien are permitted by Section 4.05;

(d)           Liens granted by members of the Odeon Group securing Indebtedness permitted to be incurred by the Odeon Group pursuant to Section 4.05;

(e)           Liens securing Indebtedness permitted under Section 4.05(b)(xiii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(f)            leases, licenses, subleases or sublicenses granted to others that do not either (i) interfere in any material respect with the business of AMC and its Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(g)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(i)            Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or Disposition), (ii) consisting of an agreement to dispose of any property in a disposition permitted under this Indenture, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (iii) with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 4.05 in connection with customary redemption terms relating to escrow arrangements, and contingent on the consummation of any Investment, Disposition or Restricted Payment permitted under this Indenture;

(j)            Liens on property of any Subsidiary that is not a Guarantor, which Liens secure Indebtedness of such Subsidiary or another Subsidiary that is not a Guarantor, in each case permitted under Section 4.05;

(k)           Liens granted by a Subsidiary that is not the Company or a Guarantor in favor of the Company or any Guarantor, Liens granted by a Subsidiary that is not the Company or a Guarantor in favor of a Subsidiary that is not a Guarantor, Liens granted by any Guarantor that is a member of the AMC Group in favor of AMC or an AMC Group Obligor and Liens granted by the Company or a Guarantor that is a member of the Muvico Group in favor of the Company or any other Guarantor;

(l)            Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 4.05(b)(xiii) or Section 4.05(b)(xv);

(m)          any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by AMC or any of its Subsidiaries and rights of landlords thereunder;

(n)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by AMC or any of its Subsidiaries in the ordinary course of business and consistent with past practices;

(o)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of “Cash Equivalents”;

(p)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and consistent with past practices and not for speculative purposes;

(q)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business and consistent with past practices of AMC and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of AMC or any Subsidiary in the ordinary course of business and consistent with past practices;

(r)            ground leases in respect of real property on which facilities owned or leased by AMC or any of its Subsidiaries are located;

(s)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t)            Liens on the Collateral (i) securing Indebtedness permitted pursuant to Section 4.05(b)(vi), (ii) securing a Permitted Refinancing of Indebtedness permitted pursuant to Section 4.05(b)(x), (iii) securing Indebtedness permitted pursuant to Section 4.05(b)(xxix), (iv) securing Indebtedness permitted pursuant to Section 4.05(b)(xxxvi), (v) securing Indebtedness permitted pursuant to Section 4.05(b)(vii), and (vi) securing Indebtedness permitted pursuant to Section 4.05(b)(xxvii);

(u)           other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (u) shall not exceed the greater of $30,000,000; provided further, that any Liens under this clause (u) may only secure Indebtedness incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors, provided, further, that such Liens with respect to any Indebtedness for borrowed money shall rank junior to the Lien on the Collateral securing the Secured Notes Obligations and the authorized representative thereof shall enter into or become party to the applicable Junior Lien Intercreditor Agreement(s);

(v)           Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder (including Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions);

(w)          (A) receipt of progress payments and advances from customers in the ordinary course of business and consistent with past practices to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business and consistent with past practices;

(x)           Liens on cash or Cash Equivalents securing Swap Agreements in the ordinary course of business and consistent with past practices in accordance with applicable Requirements of Law; provided that any cash collateral provided pursuant to this clause (y) shall not exceed $10,000,000;

(y)           Liens on equipment of AMC or any Subsidiary granted in the ordinary course of business and consistent with past practices to AMC’s or such Subsidiary’s client at which such equipment is located;

(z)           security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business and consistent with past practices;

(aa)         (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by AMC or any Subsidiary in joint ventures; and

(bb)         with respect to any Material Real Property, the matters listed as exceptions to title on Schedule B of the title policy covering such Material Real Property and the matters disclosed in any survey delivered to the Notes Collateral Agent with respect to such Material Real Property.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that

(a)           the principal amount (or accreted value, if applicable) thereof does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 4.05 of this Indenture immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made;

(b)           other than with respect to a Permitted Refinancing in respect of Indebtedness which does not constitute third party Indebtedness for borrowed money and which is permitted pursuant to clauses (iii) or (xii) of Section 4.05(b), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans);

(c)            if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Secured Notes Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Secured Notes Obligations on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended;

(d)            the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the only primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended;

(e)            [reserved];

(f)

(i)            such Indebtedness shall not be secured by any property or asset of AMC or any Subsidiary that did not secure the Indebtedness being modified, refinanced, refunded, renewed or extended other than,

(A)          after-acquired property that is affixed to or incorporated into the property covered by such Lien,

(B)           in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in each case, permitted by Section 4.05, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property, and

(C)           the proceeds and products thereof, accessions thereto and improvements thereon;

(ii)           if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are consensual Liens that are secured by the Collateral, then the holders of such Indebtedness resulting from such modification, refinancing, refunding, renewal or extension or their authorized representative shall enter into or become party to the relevant Intercreditor Agreement(s); and

(iii)           the Liens securing Indebtedness resulting from such modification, refinancing, refunding, renewal or extension shall be of the same or lower priority level as the existing Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended (except to the extent otherwise provided in Section 4.06).

For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 4.05 and Section 4.06 (as applicable). For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of AMC or the Company that:

(a)           is expressly subordinated to the prior payment in full in cash of the Secured Notes Obligations on terms and conditions no less favorable, in any material respect, to the Holders than the terms and conditions set forth in the 2027 Subordinated Notes Indenture on the Issue Date,

(b)           will not mature prior to the date that is 365 days after the Maturity Date as of the date such Indebtedness is incurred,

(c)           has no scheduled amortization or payments of principal prior to the Maturity Date as of the date such Indebtedness is incurred, and

(d)           has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope on AMC and its Subsidiaries, taken as a whole, than those set forth in the 2027 Subordinated Notes Indenture.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in AMC or the Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pro Forma Adjustment” means, for any Test Period, any adjustments to Consolidated EBITDA made in accordance with clauses (b) and (c) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Indenture to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of AMC or any division, product line, or facility used for operations of AMC or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or any New Project shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by AMC or any of its Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket or under the Term Loan Credit Agreement) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction).

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any eight full consecutive quarter period immediately following the disposal of any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by AMC in good faith as a result of contractual arrangements between AMC or any Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within such eight quarter period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business.

“Qualified Equity Interests” means Equity Interests in AMC other than Disqualified Equity Interests.

“Qualified Reinvestment” means, as to the application of the proceeds of any Disposition or Casualty Event, the acquisition, construction, improvement or upgrade of tangible capital assets useful in the business of AMC and its Subsidiaries as of the Issue Date, and excluding, for the avoidance of doubt, maintenance capital expenditures and the funding of operating and corporate expenses; provided that, to the extent such proceeds are related to Collateral, such assets in which such reinvestment is made shall be for fair market value and be pledged as Collateral pursuant to the terms of the Secured Notes Documents; provided further that, the lien priority relating to the assets sold shall be maintained in connection with a Qualified Reinvestment.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the redemption date.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary).

“Required Shareholder Approval” means the necessary AMC shareholder approvals required to issue the Class A common stock, par value $0.01 underlying the New Exchangeable Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Required Additional Debt Terms” means with respect to any Indebtedness,

(a)           except with respect to Customary Bridge Loans and (other than with respect to Indebtedness incurred under Section 4.05(b)(xxxvi)) such Indebtedness does not mature earlier than the Stated Maturity of the Notes,

(b)           such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than (a) customary asset sale, insurance and condemnation proceeds events, excess cash flow sweeps, change-of-control offers or events of default and/or (b) customary redemption terms in connection with escrow arrangements) that could result in redemptions of such Indebtedness prior to the Stated Maturity of the Notes (it being understood that AMC and its Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable),

(c)           such Indebtedness is not guaranteed by any entity that is not AMC, the Company or another Guarantor, and

(d)           if such Indebtedness is secured, it:

(i)            is not secured by any assets not securing the Secured Notes Obligations,

(ii)           is subject to the relevant Intercreditor Agreement(s) consistent with the provisions herein with respect to lien priority; and

(iii)          is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents.

(e)           to the extent such Indebtedness benefits from any covenants that are either not contained in this Indenture or are contained in this Indenture but are more restrictive AMC, the Company or their respective Subsidiaries than the equivalent terms of this Indenture, the Holders shall have provided their prior written consent to the incurrence of such Indebtedness; provided that no consent shall be required by the Trustee or the Holders if such covenant is added for the benefit of the Notes remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or such equivalent covenant contained in this Indenture is made equally restrictive and any such additional covenant or more restrictive version of such covenant shall not be contingent on such provision continuing to be in effect for such other Indebtedness; provided that an Officer’s Certificate delivered to the Trustee at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Company and/or AMC have determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Trustee notifies the Company and/or AMC within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which AMC or any Subsidiary (a) sells, transfers, licenses or otherwise disposes of any property, real or personal or any lease, rental or similar arrangement, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Notes Documents” means, with respect to the Secured Notes Obligations, this Indenture, the Notes, the Security Documents, the Intercreditor Agreements and other operative agreements evidencing or governing such Secured Notes Obligations and each other agreement entered into for the purpose of securing such Secured Notes Obligations

“Secured Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Security Agreement, the Intercreditor Agreements, any control agreements required under the Secured Notes Documents, the other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed, replaced or otherwise modified from time to time.

“Senior Representative” means, with respect to other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any subsidiary that, or any group of subsidiaries that, taken together, as of the last day of the fiscal quarter of AMC most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of AMC for such quarter; provided that solely for purposes of the Events of Default under Sections 6.01(e) and (f), each subsidiary forming part of such group is subject to an Event of Default under one or more of such clauses.

“Similar Business” means any business conducted or proposed to be conducted by AMC and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Specified Transaction” means, with respect to any period, any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate determined by the administrative agent or issuing bank under the Term Loan Credit Agreement, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date one Business Day prior to the date as of which the foreign exchange computation is made; provided that such administrative agent or issuing bank may obtain such spot rate from another financial institution designated by the administrative agent or issuing bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Stated Maturity”, when used with respect to any note, loan or other instrument evidencing Indebtedness, or any installment of interest thereof, means the date specified in such note, loan, or other instrument evidencing Indebtedness, as the fixed date on which the principal of such note, loan or other instrument evidencing Indebtedness, or such installment of interest, is due and payable.

“subsidiary” of any person means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of AMC.

“Subsidiary Guarantee” means, individually, any guarantee of payment of the Notes and this Indenture by a Subsidiary of AMC pursuant to Article XI and any supplemental indenture applicable thereto, and, collectively, all such guarantees. Each such Subsidiary Guarantee will be in the form prescribed in this Indenture.

“Subsidiary Guarantor” means each Subsidiary of AMC (other than the Company) that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon release or discharge of a Subsidiary in accordance with this Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of July 22, 2024, as (that certain First Amendment to Credit Agreement, dated as of July 24, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified, refinanced, replaced from time to time), by and among AMC, as a borrower, the Company, as a borrower, the lenders party thereto from time to time and the Term Loan Collateral Agent.

“Term Loan Obligations” means the “Loan Document Obligations” (solely for this purpose, as defined in the Term Loan Credit Agreement).

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of AMC ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 4.12(a); provided that prior to the first date financial statements have been delivered pursuant to Section 4.12(a), the Test Period in effect shall be the period of four consecutive fiscal quarters of AMC ended March 31, 2025.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transaction Costs” means any fees or expenses incurred or paid by, or attributable to, AMC or any Subsidiary in connection with the Transactions, this Indenture and the other Secured Notes Documents and the transactions contemplated hereby and thereby.

“Transactions” means those certain transactions contemplated by the Transaction Support Agreement made and entered into as of July 1, 2025, by and among AMC, the Company and the consenting secured parties party thereto, as amended, supplemented or otherwise modified and in effect from time to time.

“Trust Officer” means any officer within the Corporate Trust Administration department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Upsized Term Loan Refinancing Debt” means Indebtedness that (i) is pari passu with the Liens securing the Term Loan Obligations on the Issue Date at both the AMC Group and Muvico Group and (ii) includes senior secured Liens on assets of the Odeon Group consistent with any limitations on the Liens or collateral securing the Odeon Notes as of the Issue Date.

“U.S. Dollars,” “United States Dollars,” “US$,” “dollars” and the symbol “$” each mean currency of the United States of America.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Note Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voting Stock” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Stock as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Stock of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Stock of such issuer that are represented by the Voting Stock beneficially owned by such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, Controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02         Other Definitions.

Term	Defined in Section
“Action”	12.08
“Additional Notes”	Preamble and Exhibit A
“CERCLA”	12.08
“covenant defeasance option”	8.01
“Debt Retirements”	4.05(b)(iv)
“Depository”	Exhibit A
“Disposition”	4.16(a)
“Event of Default”	6.01
“Global Note”	Exhibit A
“Guarantor Obligations”	11.01
“Initial Lien”	4.07(b)
“LCT Election”	1.05
“LCT Test Date”	1.05
“legal defeasance option”	8.01
“Legal Holiday”	13.08
“Odeon Other Applicable Indebtedness”	4.16(f)
“OID”	2.01
“Pari Passu Indebtedness”	4.16
“Paying Agent”	2.04
“PIK”	2.14(b)
“PIK Election”	2.14(b)
“PIK Notes”	2.14(c)
“QIB”	Exhibit A
“Redemption Price Premium”	4.02
“Registrar”	2.04
“Related Person”	12.08(b)
“Restricted Payments”	4.06(a)
“Security Document Order”	12.08
“Securities Custodian”	Exhibit A
“Special Interest Payment Date”	2.11
“Special Record Date”	2.11
“TIA”	1.03

Section 1.03         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act of 1939, as amended (“TIA”) , the provision is incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means AMC and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. Notwithstanding any other provision in this Indenture, no obligation or requirement under the Trust Indenture Act shall be applicable to the Company or any Guarantor.

Section 1.04         Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           “or” is not exclusive;

(c)           “including” means including without limitation;

(d)           words in the singular include the plural and words in the plural include the singular;

(e)           unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

(f)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of AMC dated such date prepared in accordance with GAAP.

Section 1.05         Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Indenture which requires the calculation of any financial ratio;

(ii)           determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)          testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets); in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements related to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.06         Certain Compliance Determinations.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with GAAP as in effect from time to time, except to the extent otherwise provided herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Indenture, Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio or the First Lien Leverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Company shall be permitted to give Pro Forma Effect to such repayment of Indebtedness.

(c)           For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any First Lien Leverage Ratio test and/or any Total Leverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.05), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)           Notwithstanding anything herein to the contrary, for purposes of any determination under this Indenture expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Spot Rate (or, if such determination is calculated under the Term Loan Credit Agreement at the Exchange Rate, such Exchange Rate) (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, this Section 1.06 shall otherwise apply to such provisions, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such provisions. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 4.12 (or, prior to the first such delivery, the most recent internally available financial statements).

Article II.
The Notes

Section 2.01         Amount of Notes; Issuable in Series.

As provided for in Exhibit A hereto, the aggregate principal amount of the Notes which may be authenticated and delivered under this Indenture is unlimited. All Notes shall be substantially identical in all respects other than issue prices, issuance dates, first interest payment amount, first interest payment date and denominations. Additional Notes may be issued from time to time by the Company, subject to compliance with this Indenture, without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes; provided, such Additional Notes will not be issued with the same CUSIP number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.05 and Section 4.07. All Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

Subject to Section 2.03, the Trustee shall authenticate the Initial Notes for original issue on the Issue Date in the aggregate principal amount of $856,964,000. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of, Initial Notes pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A), there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 2.03, set forth, or determined in the manner provided in an Officer’s Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(a)           whether such Additional Notes shall be issued as part of a new or existing series of Notes and the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);

(b)           the aggregate principal amount of such Additional Notes that may be authenticated and delivered under this Indenture (which shall be calculated without reference to any Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the same series pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A or any Notes which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);

(c)           the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(d)           if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositories for such Global Notes, the form of any legend or legends that shall be borne by any such Global Notes in addition to or in lieu of that set forth in Appendix I to Exhibit A and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Notes may be exchanged in whole or in part for Additional Notes registered, and any transfer of such Global Notes in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the trust indenture supplemental hereto setting forth the terms of the Additional Notes.

Section 2.02         Form and Dating.

Provisions relating to the Notes are set forth in Exhibit A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication and any PIK Notes shall be substantially in the form of Appendix I to Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. Without limiting the generality of the foregoing, Notes offered and sold to QIBs in reliance on Rule 144A and “institutional accredited investors” as that term is defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act shall include the form of assignment set forth in Appendix I to Exhibit A and Notes offered and sold in offshore transactions in reliance on Regulation S (other than Initial Notes offered on the Issue Date) shall include the form of certificate set forth in Exhibit B. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix I to Exhibit A are part of the terms of this Indenture.

Section 2.03         Execution and Authentication.

One Officer shall sign the Notes for the Company by manual, electronic or facsimile signature.

If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver (i) Additional Notes and (ii) PIK Notes executed by the Company to the Trustee for authentication, together with a written order of the Company in the form of an Officer’s Certificate for the authentication and delivery of such Additional Notes or PIK Notes, as applicable, and the Trustee in accordance with such written order of the Company shall authenticate and deliver such Notes.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

The Trustee shall not be required to authenticate such Notes if the issue thereof will adversely affect the Trustee’s own rights, duties, indemnities or immunities under the Notes and this Indenture.

Section 2.04         Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more registrars for so long as the Notes are held in registered form, and one or more co-registrars. The initial Paying Agent will be CSC Delaware Trust Company, in New York.

The initial Registrar and transfer agent for the Notes will be CSC Delaware Trust Company in New York.

The Registrars and the transfer agents will maintain a register reflecting ownership of Notes in the form of Definitive Notes (as defined in Exhibit A) outstanding from time to time, if any, and will make payments on and facilitate transfers of Definitive Notes on behalf of the Company. Each transfer agent shall perform the functions of a transfer agent.

The Company may change any Paying Agent, Registrar or transfer agent for the Notes without prior notice to the Holders of the Notes.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or transfer agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar, Paying Agent or transfer agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. AMC or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or transfer agent in respect of the Notes.

Section 2.05         Paying Agent To Hold Money and PIK Notes in Trust. By no later than 11:00 a.m., New York City time, on the date on which any principal of or interest on any Note is due, the Company shall deposit with the Paying Agent for such Note a sum sufficient to pay such principal and interest so becoming due and/or, if the Company is entitled or required, as the case may be, to pay PIK interest with respect to an interest payment period as provided for in Section 2.14, increase the principal amount of the Notes to pay any PIK interest pursuant to a written direction delivered to the Trustee specifying the increase in the Global Note, or in the limited circumstances where the Notes are no longer held in global form, issue PIK Notes to pay any PIK interest pursuant to an Authentication Order with respect to the PIK interest to be issued on the applicable interest payment date, when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company or any Guarantor in making any such payment. If the Company or a domestic Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.05, the Paying Agent (if other than the Company or a domestic Wholly Owned Subsidiary) shall have no further liability for the money delivered to the Trustee.

Section 2.06         Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company on its own behalf and on the behalf of each of the Guarantors shall furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company and the Guarantors shall otherwise comply with TIA Section 312(a).

Section 2.07         Replacement Notes. If a mutilated security is surrendered to a Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent for such Note, the Registrar for such Note and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company.

Section 2.08         Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and such Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09         Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.10         Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. Any Registrar and any Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act), in accordance with the Trustee’s customary procedures, all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver cancelled Notes to the Company upon a written direction of the Company. Except as expressly permitted herein, the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a registration of transfer or exchange of such Notes.

At such time as all beneficial interests in a Global Note have either been exchanged for definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Securities Custodian with respect to such Global Note to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

Section 2.11         Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest at the rate borne by the Notes to the extent lawful) in any lawful manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such defaulted interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such defaulted interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such defaulted interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the Close of Business on such Special Record Date and shall no longer be payable.

The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12         CUSIP Numbers or ISINs. The Company in issuing the Notes may use “CUSIP” numbers, “ISINs” or other similar numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “ISINs” or other similar numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP” number, “ISIN” or other similar number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number, ISIN or other similar numbers.

Section 2.13         Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14         Payment of Interest; Issuance of PIK Notes; Notice of PIK Interest.

(a)           Unless previously redeemed, each Note will bear interest at a rate per annum equal to the Applicable Rate, payable semi-annually in arrears in cash and, to the extent provided in the Applicable Rate, in payment-in-kind (“PIK”) interest on June 15 and December 15 of each year, commencing December 15, 2025, to the Persons in whose names the Notes are registered in the security register for the Notes at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the date of issuance of such Notes (including Additional Notes).

(b)           If the Additional Rate is payable and the Company elects to pay it in PIK interest for an interest payment period, the Company shall deliver a written notice to the Trustee and the Holders prior to the fifteenth (15th) calendar day immediately prior to the interest payment date for such interest payment period, which notice shall state the form of interest payment with respect to such interest period and the total amount of interest to be paid on such interest payment date (a “PIK Election”). If a PIK Election is made in accordance with the previous sentence, such PIK interest shall be paid in accordance with Section 2.14(c). In the event that the Company does not make a timely PIK Election in accordance with this clause (b) for an interest payment period, then the Company shall be deemed to have elected to pay the Additional Rate, if applicable, in cash.

(c)           PIK interest on the Notes, if applicable, will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Depository or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Notes not represented by Global Notes, by issuing Notes (rounded up to the nearest whole dollar) (“PIK Notes”), having the same terms and conditions as the Notes, in certificated form in an aggregate principal amount equal to the amount of PIK interest for the applicable period, and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes for original issuance to applicable Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK interest, the Global Notes will bear interest on such increased principal amount from and after the date of such payment of PIK interest. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a payment of PIK interest will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note, and references to the “principal” or “principal amount” of the PIK Notes shall include any increase in the principal amount of the outstanding Notes as a result of any payment of PIK interest.

The calculation of PIK interest will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and such calculation and verifying the correctness thereof shall not be a duty or obligation of the Trustee. Notwithstanding anything in this Indenture or the Notes to the contrary, the payment of accrued and unpaid interest (including interest that would otherwise be PIK interest when paid) in connection with any redemption of Notes as described in paragraph 6 of the Notes or Section 3.07 shall, in each case, be made solely in cash. PIK interest on the Notes will be paid in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

Article III.
Redemption

Section 3.01         Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 6 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and that such redemption is being made pursuant to paragraph 6 of the Notes.

The Company shall give notice to the Trustee provided for in this Section 3.01 at least two (2) Business Days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

Section 3.02         Selection of Notes To Be Redeemed. If less than all the Notes are to be redeemed at any time, not more than 60 days prior to the redemption date, the Trustee or the Registrar, as applicable, in accordance with the customary procedures of the Depository, shall select the Notes to be redeemed pro rata, and if the Depository prescribes no method of selection, then, by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee or the Registrar, as applicable, in its sole discretion deems fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The Trustee or the Registrar, as applicable, shall make the selection from outstanding Notes not previously called for redemption. The Trustee or the Registrar, as applicable, may select for redemption portions of the principal of Notes that have denominations larger than $1.00. Notes and portions of them the Trustee or the Registrar, as applicable, selects shall be in amounts of $1.00, or an integral multiple of $1.00, (but in any event not less than $1.00). Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee or the Registrar, as applicable, shall notify the Company promptly of the Notes or portions of Notes to be redeemed. The Trustee shall not be liable for selection made by it under this Section.

Section 3.03         Notice of Redemption. At least 10 days but not more than 60 days before a date for optional redemption of Notes pursuant to paragraph 6 of the Notes, the Company shall send a notice of redemption electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC. Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes (or portion thereof) to be redeemed (including CUSIP numbers if any) and shall state:

(a)           the redemption date;

(b)           the redemption price (which shall include, for the avoidance of doubt, the Applicable Premium);

(c)           the name and address of the Paying Agent;

(d)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)           that, if fewer than all the outstanding Notes are to be redeemed, or if a Note is to be redeemed in part only, the identification and principal amounts of the particular Notes (or portion thereof) to be redeemed;

(f)            that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(g)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(h)           any conditions to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section at least two (2) Business Days before the redemption date, unless the Trustee consents to a shorter period.

Section 3.04           Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date or purchase date, as applicable, and at the redemption price or purchase price (which shall, for the avoidance of doubt, include the Applicable Premium), as applicable, stated in the notice, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price or purchase price, as applicable, stated in the notice, plus accrued and unpaid interest to the redemption date or purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date or repurchase date, as applicable). Subject to Section 3.05, on and after the redemption date or the purchase date, unless the Company defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption, unless such redemption or purchase remains conditioned on the occurrence of a future event that has not occurred. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05         Deposit of Redemption Price. Prior to noon, New York City time, on the redemption date or purchase date, the Company shall deposit with the Paying Agent (or, if the Company or a domestic Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price or purchase price of and accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the redemption date or purchase date) on all Notes to be redeemed or purchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.

Section 3.06         Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered. It is understood that, notwithstanding anything in this Indenture to the contrary, only a written request or order signed on behalf of the Company by an Officer and delivered to the Trustee and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Notes.

Section 3.07         Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Article IV.
Covenants

Section 4.01         Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and cash interest, if any, on the Notes, in immediately available funds, on the dates and in the manner provided in the Notes and in this Indenture and shall pay or deliver (or cause to be paid or delivered), in each case on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and cash interest and PIK interest, if any, shall be considered paid or delivered, as applicable, on the date due if on such date (i) in respect of any such amount required to be paid or delivered hereunder in cash, the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay such amount and (ii) the Trustee has received delivery of an Authentication Order on or prior to the date the payment is due of any PIK Notes to be authenticated and delivered or written direction as provided in Section 2.14 for any increased principal amount of the applicable Global Notes in amount equal to all PIK interest then due.

The Company shall pay interest on overdue principal at the rate specified therefore in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

Section 4.02         [Reserved].

Section 4.03         Payment of Taxes and Other Claims. AMC will, and will cause each Subsidiary to, pay its obligations in respect of taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 4.04         Maintenance of Properties. AMC will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05         Limitation on Indebtedness and Certain Equity Securities.

(a)            AMC will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness or issue any shares of Disqualified Equity Interests and AMC will not permit any of its Subsidiaries to issue any shares of preferred stock other than (i) to AMC or an AMC Group Guarantor, (ii) if such Subsidiary is a member of the Muvico Group, to Muvico or a Muvico Group Guarantor, or (iii) if such Subsidiary is a member of the Odeon Group, to another member of the Odeon Group.

(b)            The provisions of Section 4.05(a) shall not apply to:

(i)            (A) Indebtedness under the Term Loan Credit Agreement up to an aggregate principal amount outstanding on the Issue Date and any Permitted Refinancing thereof;

(ii)           Indebtedness represented by the Notes (but excluding any Additional Notes) and any Permitted Refinancing thereof;

(iii)          Indebtedness (including intercompany Indebtedness) outstanding on the Issue Date (other than Indebtedness described in clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix) or (x) of this Section 4.05(b));

(iv)         Indebtedness under the Odeon Notes outstanding on the Issue Date and any Permitted Refinancing thereof; provided that the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(iv) shall be permanently reduced by the principal amount (valued at par) of any repayments, prepayments, redemptions, repurchases or other acquisitions by AMC or its Subsidiaries or other retirements (together, “Debt Retirements”) (with such Debt Retirement being made without the proceeds of any Permitted Refinancing) of Indebtedness incurred under this Section 4.05(b)(iv) made on or after the date hereof; provided further that notwithstanding the this clause (iv) or any other provision that expressly conflicts with the foregoing, the Odeon Notes outstanding on the Issue Date may be replaced or refinanced with Upsized Term Loan Refinancing Debt if (a) the Term Loan Obligations or any Permitted Refinancing thereof provides AMC, the Company and all of the Subsidiary Guarantors the ability to (i) refinance the Odeon Notes with Upsized Term Loan Refinancing Debt and (ii) refinance the Notes with Upsized Term Loan Refinancing Debt (regardless of whether the refinancings of the Odeon Notes and the Notes occur at the same or different times so long as the permissions are both created prior to any refinancing described in clause (i); provided further, if the Odeon Notes are replaced with Upsized Term Loan Refinancing Debt prior to a refinancing of the Notes with Upsized Term Loan Refinancing Debt, such Upsized Term Loan Refinancing Debt with respect to the refinanced Odeon Notes shall not result in a downgrade of the facility-level first lien ratings at the time of such refinancing;

(v)           Indebtedness under the 2026 Second Lien Notes outstanding on the Issue Date;

(vi)          Indebtedness under the 2029 First Lien Notes outstanding on the Issue Date and any Permitted Refinancing thereof, provided that the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(vi) shall be permanently reduced by the par value of any Debt Retirements (with such Debt Retirement being made without the proceeds of any Permitted Refinancing of such 2029 First Lien Notes) of the 2029 First Lien Notes made on or after the date hereof; provided further that any Permitted Refinancing of such 2029 First Lien Notes may include the Company or another Guarantor that is a member of the Muvico Group as obligors, provided that any Liens granted by such Muvico Group grantors are junior in all respect to the Liens securing the Notes on assets of members of the Muvico Group;

(vii)         Indebtedness under the Exchangeable Notes outstanding on the Issue Date (including any paid-in-kind interest thereon) and any Permitted Refinancing thereof; provided that (i) the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(vii) shall be permanently reduced by the principal amount (valued at par) of any Debt Retirements (with such Debt Retirement being made without the proceeds of any Permitted Refinancing of such Exchangeable Notes) of Indebtedness incurred under this Section 4.05(b)(vii) made on or after the date hereof, (ii) the amount of interest that is paid-in-kind on the Exchangeable Notes shall not exceed 8.00% per annum and (iii) the Liens securing any Indebtedness pursuant to this clause (vii) shall be secured by Liens that are the same or lower in priority relative to the Secured Notes Obligations as the Exchangeable Notes;

(viii)        [reserved];

(ix)           Indebtedness under the 2026 Subordinated Dollar Notes outstanding on the Issue Date;

(x)            Indebtedness under the 2027 Subordinated Notes outstanding on the Issue Date and any Permitted Refinancing thereof, provided that the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(x) shall be permanently reduced by the principal amount (valued at par) of any Debt Retirements (with such Debt Retirement being made without the proceeds of any Permitted Refinancing of such 2027 Subordinated Notes) of Indebtedness incurred under this Section 4.05(b)(x)  made on or after the date hereof; provided further that any Permitted Refinancing pursuant to this Section 4.05(b)(x) may include the Company or another Guarantor that is a member of the Muvico Group as obligors, provided that any Liens are junior in all respect to the Liens securing the Notes on assets of members of the Muvico Group;

(xi)          Guarantees by AMC and its Subsidiaries in respect of Indebtedness of AMC or any Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise a Permitted Investment under this Indenture, (B) no Guarantee by any Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also provided a senior secured Guarantee of the Notes and (C) if the Indebtedness being guaranteed is payment subordinated to the Notes, such Guarantee shall be subordinated in right of payment to the Guarantee of the Notes on terms at least as favorable to Holders as those contained in the subordination provisions applicable to such Indebtedness;

(xii)         Indebtedness of AMC or of any Subsidiary owing to any other Subsidiary or AMC to the extent not otherwise prohibited by any other provision of this Indenture; provided that all such Indebtedness of the Company or any Guarantor owing to any Subsidiary that is not a Guarantor shall be subordinated to the Notes (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);

(xiii)        (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness (including Indebtedness in respect of mortgage, industrial revenue bond, industrial development bond and similar financings)) of AMC or any of its Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided further that the aggregate outstanding principal amount of any such Indebtedness incurred pursuant to this Section 4.05(b)(xiii) shall not exceed $40,000,000, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xiv)        Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes) solely with respect to energy related hedge agreements and currency risk that presents an actual risk to the business of the Company and the Guarantors, as determined by the Company or AMC in good faith;

(xv)         (A) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into any of AMC or a Subsidiary) after the date hereof as a result of a Permitted Acquisition or other Investment, or Indebtedness of any Person that is assumed by AMC or any Subsidiary in connection with an acquisition of assets by AMC or such Subsidiary in a Permitted Acquisition or Investment; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or Investment; provided, further, that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (I) the First Lien Leverage Ratio is equal to or less than 3.50 to 1.00 and (II) the Total Leverage Ratio is equal to or less than 5.50 to 1.00; (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);

(xvi)        to the extent constituting Indebtedness, obligations under the Intercompany Agreements as in effect on the Issue Date (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders) ;

(xvii)       Indebtedness representing deferred compensation to employees, consultants and independent contractors of AMC and its Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(xviii)      Indebtedness consisting of unsecured promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in AMC (or any direct or indirect parent thereof) permitted by Section 4.06;

(xix)        Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Indenture;

(xx)         Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under this Indenture;

(xxi)        Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business and consistent with past practices of AMC and its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of AMC and its Subsidiaries);

(xxii)       Indebtedness of AMC and its Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this Section 4.05(b)(xxii) shall not exceed $30,000,000; provided, further, that any Indebtedness incurred pursuant to this Section 4.05(b)(xxii) may only be incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(xxiii)      Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practices and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(xxiv)      Indebtedness incurred by AMC or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business and consistent with past practices, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxv)       obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by AMC or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practices;

(xxvi)      Permitted Subordinated Indebtedness; provided, that

(A)          both immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom;

(B)           on a Pro Forma Basis after giving effect to the incurrence of such Permitted Subordinated Indebtedness the Total Leverage Ratio is equal to or less than 5.50 to 1.00; and

(C)           the cash interest expense attributable to all Permitted Subordinated Indebtedness incurred hereunder, after giving effect to such incurrence, shall not increase the aggregate cash interest expense attributable to all Permitted Subordinated Indebtedness or other subordinated Indebtedness of AMC and its Subsidiaries outstanding as of the Issue Date; and any Permitted Refinancing of Indebtedness incurred pursuant to this Section 4.05(b)(xxvi);

(xxvii)     Indebtedness under the New Exchangeable Notes (including any interest paid-in-kind thereon) and any Permitted Refinancing thereof; provided that the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(xxvii) shall not exceed as of the date hereof, an amount equal to $194,380,980 (plus interest paid-in-kind thereon), and in the event that there is a failed Required Shareholder Approval, an additional amount equal to $15,000,000 in principal for the fee (plus interest paid-in-kind thereon), in each case, less any amounts repaid, converted, repurchased or otherwise no longer outstanding for any reason other than pursuant to a Permitted Refinancing (which amounts, for the avoidance of doubt, shall not be permitted to be reissued or replenished and shall permanently reduce the aggregate amount permitted hereunder);

(xxviii)    Indebtedness supported by a letter of credit, bank guarantee or similar instrument permitted by this Section 4.05 in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument in the ordinary course of business and consistent with past practices;

(xxix)       any Indebtedness pursuant to the Letter of Credit Facility as in effect on the Issue Date;

(xxx)        [reserved];

(xxxi)       [reserved];

(xxxii)      [reserved];

(xxxiii)     Indebtedness of any Subsidiary that is not the Company or a Guarantor; provided that the aggregate outstanding principal amount of Indebtedness of which the primary obligor or a guarantor is a Subsidiary that is not the Company or a Guarantor outstanding in reliance on this clause (xxxiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $10,000,000; provided, further that any Indebtedness incurred pursuant to this Section 4.05(b)(xxxiii) may only be incurred in good faith for bona fide business purposes;

(xxxiv)     [reserved];

(xxxv)      [reserved];

(xxxvi)     (A) Indebtedness of the Company or any Guarantor consisting of (i) secured bonds, notes or debentures (which bonds, notes or debentures shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Notes Obligations) or (ii) secured loans (which loans shall be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Notes Obligations); provided that (w) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness the Total Leverage Ratio shall be less than or equal to 3.50 to 1.00, (x) such Indebtedness complies with the Required Additional Debt Terms, does not mature prior to the date that is 365 days after the Maturity Date and is incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors, and (y) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s) and/or any additional intercreditor agreement, as applicable, and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided that any such Indebtedness incurred shall comply with the Required Additional Debt Terms; provided further that such Indebtedness will not mature prior to the date that is 365 days after the Maturity Date; provided further that the cash interest expense attributable to all Permitted Refinancing of Indebtedness incurred under this clause (xxxvi)(B) after giving effect to such incurrence, shall not increase the aggregate cash interest expense attributable to all Indebtedness which is secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Notes Obligations of AMC and its Subsidiaries as of the Issue Date;

(xxxvii)    Indebtedness incurred by AMC or any of its Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Company’s legal defeasance option or covenant defeasance options set forth in Article VIII in each case, in accordance with this Indenture; and

(xxxviii)   all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxvii) above.

(c)            All Indebtedness owed by the Company or a Guarantor to a Subsidiary of AMC that is not the Company or a Guarantor (or any Guarantee by the Company or a Guarantor of Indebtedness owed to a Subsidiary of AMC that is not the Company or a Guarantor) shall be unsecured and subordinated to the Secured Notes Obligations. All Indebtedness owed by a member of the Muvico Group to a member of the AMC Group (or any Guarantee by a member of the Muvico Group of Indebtedness owed to a member of the AMC Group) shall be unsecured and subordinated to the Secured Notes Obligations.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 4.05.

Section 4.06         Limitation on Restricted Payments and Prepayments of Junior Financing.

(a)            AMC will not, and will not permit any Subsidiary to, pay or make, directly or indirectly:

(i)            any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in AMC or any Subsidiary,

(ii)           any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in AMC or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests; or

(iii)          any Restricted Investment;

(such payments or any other actions described in clauses (i) through (iii) above are collectively referred to as “Restricted Payments”).

(b)            Notwithstanding Section 4.06(a):

(i)            AMC and each Subsidiary may make Restricted Payments (other than Restricted Investments) to AMC, the Company or any Subsidiary that is a Guarantor; provided that in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary of AMC or the Company, such Restricted Payment is made to AMC or the Company, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)           Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with this Indenture;

(iii)          AMC may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of AMC;

(iv)          any Subsidiary that is not the Company or a Guarantor may make Restricted Payments to AMC or any Subsidiary;

(v)           repurchases of Equity Interests in AMC (or Restricted Payments by AMC to allow repurchases of Equity Interest in any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest;

(vi)          Restricted Payments to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of AMC’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of AMC (or any direct or indirect parent thereof) and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Issue Date, together with the aggregate amount of loans and advances made pursuant to clause (m) of the definition of “Permitted Investments” in lieu thereof, shall not exceed $1,000,000;

(vii)         Restricted Payments in cash in lieu of payments required pursuant to the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders);

(viii)        in addition to the foregoing Restricted Payments, AMC or its Subsidiaries may make additional Restricted Payments, in an aggregate amount, when taken together with the aggregate amount of loans and advances to a Parent Entity made pursuant to clause (m) of the definition of “Permitted Investments” in lieu of Restricted Payments permitted by this clause (viii), not to exceed an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (viii) after the Issue Date not to exceed $2,000,000;

(ix)          redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to Holders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)           (a) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(xi)          the Company or AMC may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii)         [reserved]; and

(xiii)        payments made or expected to be made by AMC or any Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

(c)           AMC will not, and will not permit any Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing or any Permitted Refinancing thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing or any Permitted Refinancing thereof, except:

(i)            payments of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)           refinancings of Junior Financing with proceeds of any Permitted Refinancing thereof constituting Junior Financing permitted to be incurred under Section 4.05;

(iii)          the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies;

(iv)          repayments, prepayments, redemptions, purchases, defeasances and other payments or conversions or exchanges in Equity Interests (other than Disqualified Equity Interests) of AMC or any of its direct or indirect parent companies, the proceeds of which are used to concurrently finance such prepayments, redemptions, purchases, defeasances and other payments or cash in each case in respect of Junior Financings prior to their scheduled maturity;

(v)           [reserved];

(vi)          in connection with the consummation of the Transactions; and

(vii)         prepayments, redemptions, purchases, defeasances and other payments or conversions or exchanges in respect of the Exchangeable Notes solely in connection with the Transactions.

(d)           AMC will not, and will not permit any Subsidiary to, amend or modify any documentation governing any Junior Financing and/or any documentation governing the 2029 First Lien Notes or refinance, replace or otherwise repay with the proceeds of other Indebtedness, any such Indebtedness, in each case, if the effect of such action or actions (taken individually or as a whole) is directly or indirectly materially adverse to the Holders; provided that no amendment or modification to the foregoing documentation entered into in connection with the Transactions nor any refinancing with liens expressly permitted hereunder (including junior liens on the Muvico Group collateral) shall be deemed to be materially adverse to the Holders.

(e)           Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 4.06 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture.

(f)            For the avoidance of doubt, the distribution of (a) non-fungible tokens, (b) crypto-currency issued by the Company or any of its Subsidiaries, or (c) similar property that does not result in a diminution of the Company’s Capital Stock, is not a Restricted Payment.

Section 4.07         Limitation on Liens.

(a)            AMC will not and will not permit any Subsidiary to create, incur or assume any Lien (other than Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of AMC or any Subsidiary unless, in the case of each Initial Lien on any asset or property that is not Collateral, the Notes are equally and ratably secured with (or, in the event the Lien relates to Junior Financing, are secured on a senior basis to) the obligations so secured.

(b)            Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.07 shall provide by its terms that such Lien be deemed automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien. In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Company may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Initial Lien.

Section 4.08         Limitation on Transactions with Affiliates.

(a)            AMC will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except:

(i)            (A) transactions among AMC and its Subsidiaries and (B) transactions or series of related transactions involving aggregate payments or consideration of less than $2,500,000; provided that no series or pattern of similar transactions pursuant to this clause (i)(B) shall exceed, in the aggregate, at any time, payments or consideration of $10,000,000;

(ii)           on terms substantially as favorable to AMC or such Subsidiary as would be obtainable by AMC or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii)          the Transactions and the payment of fees and expenses related to the Transactions;

(iv)          issuances of Equity Interests of AMC to the extent otherwise permitted by this Indenture;

(v)           employment and severance arrangements (including salary or guaranteed payments and bonuses) between AMC and its Subsidiaries and their respective officers and employees in the ordinary course of business and consistent with past practices or otherwise in connection with the Transactions;

(vi)          payments by AMC and its Subsidiaries pursuant to tax sharing agreements among AMC and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of AMC and its Subsidiaries, to the extent payments are permitted by Section 4.06;

(vii)         the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of a Parent Entity (or any direct or indirect parent company thereof), AMC and its Subsidiaries in the ordinary course of business and consistent with past practices to the extent attributable to the ownership or operation of AMC and its Subsidiaries;

(viii)        transactions pursuant to any agreement or arrangement in effect as of the Issue Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date as determined by the Company in good faith);

(ix)          Restricted Payments permitted under Section 4.06 (or Investments made pursuant to clause (m) of the definition of “Permitted Investments”);

(x)           customary payments by the AMC and any of its Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;

(xi)          the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of AMC to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of AMC, any of the Subsidiaries or any direct or indirect parent thereof;

(xii)         transactions contemplated by, and permitted under, the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders); and

(xiii)        loans, Investments and other transactions by AMC and its Subsidiaries expressly permitted pursuant to this Indenture.

Section 4.09         Negative Pledge. AMC shall not, and shall not permit any of its Subsidiaries to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of the Company or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Holders with respect to the Secured Notes Obligations.

The provisions of the first paragraph of this Section 4.09 shall not apply to restrictions and conditions imposed by:

(a)           (i) Requirements of Law, (ii) any documentation governing Indebtedness incurred pursuant to Section 4.05(b)(i), (iii) this Indenture, (iv) the Security Documents, (v) any documentation governing Indebtedness incurred pursuant to Section 4.05(b)(vii), (vi) any documentation governing the 2029 First Lien Notes Indenture, the 2026 Second Lien Notes Indenture, the 2026 Subordinated Dollar Notes Indenture, the 2027 Subordinated Notes Indenture, the Exchangeable Notes Indenture and the New Exchangeable Notes Indenture, in each case, as in effect on the Issue Date (after giving effect to the Transactions), (vii) any documentation governing Indebtedness pursuant to the Odeon Indenture as in effect on the Issue Date, (viii) any documentation governing Indebtedness incurred pursuant to Sections 4.05(b)(xxxvi) or (xxxiii) and (ix) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (viii) above; provided that with respect to Indebtedness referenced in (A) clause (viii) above, such restrictions shall be no materially more restrictive in any material respect than the restrictions and conditions in the Secured Notes Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (ix) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b)           customary restrictions and conditions existing on the Issue Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c)           restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d)           customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e)           restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent such restriction applies only to the property securing by such Indebtedness;

(f)            any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to AMC or any Subsidiary;

(g)           restrictions or conditions in any Indebtedness permitted pursuant to Section 4.05 that is incurred or assumed by Subsidiaries that are not Guarantors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in this Indenture or are market terms at the time of issuance and are imposed solely on such Subsidiary and its Subsidiaries;

(h)           restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business and consistent with past practices (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i)            [reserved];

(j)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 4.05 and applicable solely to such joint venture and entered into in the ordinary course of business and consistent with past practices; and

(k)           customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Company has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of AMC and its Subsidiaries to meet their ongoing obligations.

Section 4.10         Future Guarantors.

(a)           AMC will cause each of its Subsidiaries, which is the primary obligor or that guarantees Obligations from time to time under:

(i)            the Term Loan Credit Agreement,

(ii)           the Exchangeable Notes,

(iii)          the New Exchangeable Notes, or

(iv)          any other indebtedness for borrowed money of the Company or any Guarantor in an aggregate principal amount in excess of $150,000,000 (any Indebtedness in the foregoing (i)-(iv), “Guarantee Reference Indebtedness”), to, and

(b)           upon (x) the formation or acquisition of any new Subsidiary (in each case, other than an Excluded Subsidiary) by AMC or its Subsidiaries or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, AMC or the Company will cause such Subsidiary to, in each case, execute and deliver (i) a supplemental indenture to this Indenture, providing for a Guarantee by such Person, (ii) a joinder to the Security Agreement, and any other applicable Security Document, as a grantor, pledger or like term thereunder, and (iii) joinders to any applicable Intercreditor Agreement or new intercreditor agreements and security documents, together with any filings and agreements to the extent necessary under law or otherwise required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, within 30 days of the date of (x) such Subsidiary’s obligation in respect of, or guarantee of, such other Indebtedness, or (y) such formation, acquisition or cessation, as applicable, pursuant to which such Person will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, if any, on the Notes, in each case in accordance with Article XI; provided that notwithstanding anything to the contrary in the foregoing clause (a) above, entry into any such guarantee, joinder or Security Document pursuant to clause (a) shall not be required to the extent such Subsidiary does not guarantee Guarantee Reference Indebtedness of the kind referred to in clauses (a)(i)-(iv) above.

Section 4.11         [Reserved].

Section 4.12         Provision of Financial Information.

(a)           AMC shall file with the SEC and provide the Trustee and Holders of Notes, with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that AMC shall be deemed to have provided such information, documents and other reports to the extent publicly filed or furnished with the SEC and shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but AMC shall still be obligated to provide such information, documents and reports to the Trustee and the Holders of the Notes in such event.

(b)           In addition, to the extent not satisfied by the foregoing, the Company shall furnish to prospective investors, upon their request, (i) any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Securities Act and (ii) within 15 Business Days of the beginning of each interest period, the then current Applicable Rate and if applicable, the Additional Rate, and the public information required to determine the Applicable Rate and, if applicable, the Additional Rate.

(c)           [Reserved].

(d)           Notwithstanding the foregoing, (a) the obligations in this Section 4.12 may be satisfied by a parent of AMC; provided that to the extent such information relates to a parent of AMC, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to AMC and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under this Section 4.12, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and (b) other than to the extent required pursuant to the Term Loan Obligations, (i) in no event shall any financial statements or reports be required to comply with (w) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (x) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09) or (y) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16) and (ii) in no event shall such financial statements or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein.

Section 4.13         Statement as to Compliance. The Company shall deliver to the Trustee, not later than five days after any delivery of quarterly (or annual) financial statements under Section 4.12, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth the Total Leverage Ratio as of the most recently ended Test Period and (iii) with respect to financial statements for the first and third fiscal quarters delivered pursuant to Section 4.12, setting forth the Applicable Rate for the next upcoming interest period.

When a Default has occurred and is continuing or if the Trustee, any Holder or the trustee for or the holder of any other evidence of Indebtedness of AMC or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall deliver to the Trustee an Officer’s Certificate specifying such Default, notice or other action within 10 Business Days of its occurrence.

Section 4.14         Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 4.03 to 4.10, Section 4.12(a) and Sections 4.15 to 4.19, if the Holders of a majority in aggregate principal amount of the Notes at the time outstanding shall, by written direction of such Holders, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

Section 4.15         Sale Leasebacks. The Company and the Guarantors shall not, nor shall AMC permit any of its Subsidiaries to enter into any Sale Leaseback other than in connection with the Transactions or under the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders).

Section 4.16         Asset Sales.

(a)           AMC shall not, and shall not permit any of its Subsidiaries to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (including, in each case, pursuant to a Delaware LLC Division) (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to (i) AMC; (ii) if such Subsidiary is a member of the AMC Group, an AMC Group Guarantor, (iii) if such Subsidiary is a member of the Muvico Group to the Company or a Muvico Group Guarantor, or (iv) if such Subsidiary is a member of the Odeon Group, another member of the Odeon Group) (each, a “Disposition”), except:

(i)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and consistent with past practices and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of AMC and its Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);

(ii)           Dispositions of inventory and other assets in the ordinary course of business and consistent with past practices;

(iii)           Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, (B) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (C) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (excluding any boot thereon) for use in a Similar Business;

(iv)           Dispositions of property (A) to AMC or a Subsidiary that is a Guarantor providing a senior secured guaranty of the Notes (including as a result of a Delaware LLC Division); (B) by a Subsidiary that is a member of the Muvico Group to the Company or a Muvico Group Guarantor, or (C) by a Subsidiary that is a member of the Odeon Group to another member of the Odeon Group;

(v)            Dispositions (A) permitted by Section 5.01, (B) constituting Permitted Investments, (C) permitted as Restricted Payments by Section 4.06, (D) permitted as Liens by Section 4.07, in each case, other than by reference to this clause (v);

(vi)           Dispositions in connection with the Transactions;

(vii)          Dispositions of Cash Equivalents;

(viii)         Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(ix)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and consistent with past practices and that do not materially interfere with the business of AMC and its Subsidiaries, taken as a whole;

(x)            transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(xi)           Dispositions of property to Persons other than AMC, any Subsidiary or any Affiliate thereof (including the sale or issuance of Equity Interests in a Subsidiary) not otherwise permitted under this Indenture; provided that (A) such Disposition is made for Fair Market Value and (B) except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to this clause (xi) for a purchase price in excess of $1,000,000, AMC or a Subsidiary shall receive not less than 100% of such consideration in the form of cash; provided, however, that for the purposes of this clause (B), any securities received by AMC or such Subsidiary from such transferee that are converted by AMC or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

(xii)          Dispositions of Permitted Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xiii)         Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of AMC and its Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority or otherwise required by a Governmental Authority in connection with a Permitted Acquisition;

(xiv)         transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(xv)          Dispositions of property for Fair Market Value not otherwise permitted under this Indenture having an aggregate purchase price not to exceed $5,000,000;

(xvi)         any sale of the Odeon Group or all or substantially all the assets of the Odeon Group, provided that the Odeon Notes (or any Permitted Refinancing thereof) are repaid in full or otherwise cease to be obligations of AMC or any of its Subsidiaries, and any proceeds thereof (including any repayment of the Odeon Holdco Intercompany Loan) are applied in accordance with Section 4.16(b) and (c), provided further that any Qualified Reinvestment of such proceeds shall constitute Collateral; and

(xvii)        the unwinding of any Swap Obligations or Cash Management Obligations.

(b)           In addition, neither AMC nor any of its Subsidiaries may make any Disposition to any Affiliate thereof (other than AMC and its Subsidiaries as permitted elsewhere expressly under this Indenture).

(c)           In the event and on each occasion that any Net Proceeds are received by or on behalf of AMC or any of its Subsidiaries in respect of any sale, transfer or other Disposition of any property or asset of AMC or any of its Subsidiaries pursuant to clauses (x), (xi), (xii), (xiii) and (xiv) of Section 4.16(a) or (ii) any termination or sale of a leasehold interest, in each case, other than any Dispositions, terminations or sales resulting in aggregate Net Proceeds in any fiscal year not exceeding $25,000,000 (each such event, an “Asset Sale Prepayment Event”), AMC shall, within 360 days after such Net Proceeds are received:

(i)             repay in an aggregate amount up to an amount equal to the amount of such Net Proceeds, the Term Loan Obligations (or any Permitted Refinancing thereof); and/or

(ii)            if AMC or any Subsidiary is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on assets of the Odeon Group pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Odeon Other Applicable Indebtedness”), then the relevant Person may apply the proceeds of such Asset Sale Prepayment Event to prepay such Odeon Other Applicable Indebtedness prior to applying the proceeds pursuant to Section 4.16(c); and/or

(iii)           make a Qualified Reinvestment in the business of AMC and its Subsidiaries permitted under this Indenture; provided that no Default or Event of Default shall have occurred and be continuing at the time of such Asset Sale Prepayment Event, or shall result therefrom.

Section 4.17          After-Acquired Collateral. From and after the Issue Date, and subject to the applicable limitations and exceptions set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if AMC, the Company or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Term Loan Obligations (or any Permitted Refinancing thereof), the Company and each of the Guarantors shall concurrently grant a perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Secured Notes Obligations with the relative priority set forth in any applicable Intercreditor Agreements vis a vis the Term Loan Obligations (and for the avoidance of doubt, with the lien priority such Collateral would have had it been Collateral securing the Notes on the Issue Date). The Company, AMC and each other Guarantor shall, and shall cause each of its subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 4.17 (Post-Closing Matters) within the time periods set forth on such schedule (or such later dates as Holders of the aggregate principal amount of the Notes then outstanding may reasonably agree).

Section 4.18          [Reserved].

Section 4.19          Certain Covenants.

(a)           (i) AMC shall not, nor permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any person other than (A) in the case of any Material Property owned by AMC or any Guarantor that is a member of the AMC Group, to any member of the AMC Group that is a Guarantor, or (B) in the case of any Material Property owned by any member of the Muvico Group, the Company or any Guarantor that is a member of the Muvico Group, to AMC, the Company or any member of the Muvico Group or AMC Group that is a Guarantor, in each case, other than the grant of a non-exclusive license of intellectual property on arm’s length (i.e. market) terms and fair market value economics to any Subsidiary in the ordinary course of business for a bona fide business purpose, (ii) no non-Guarantor shall own or hold an exclusive license to any Material Property, (iii) Odeon Holdco shall not sell, transfer or otherwise dispose of any Capital Stock issued by Odeon unless the Odeon Notes (or any Permitted Refinancing thereof) are repaid in full or otherwise cease to be obligations of AMC or any of its Subsidiaries, and (iv) no Person other than Odeon Holdco or a Wholly Owned Subsidiary thereof may be a lender of any portion of the Odeon-AMC Notes; provided, that notwithstanding the foregoing, (x) the Transactions shall be permitted in all respects and (y) the Odeon-AMC Notes may be cancelled or terminated.

(b)            AMC shall not, nor permit any of its Subsidiaries to, form or acquire any Subsidiary after the Issue Date that is an Excluded Subsidiary (other than a Subsidiary of another member of the Odeon Group that is an existing Excluded Subsidiary) or permit any Guarantor to become or be replaced by an Excluded Subsidiary.

(c)           Any premium, fee or other amount other than principal and interest due to the holders of Exchangeable Notes or other Indebtedness incurred under Section 4.05(b)(vii) upon the redemption, repurchase, repayment or conversion thereof shall be paid in Qualified Equity Interests of AMC provided, that notwithstanding the foregoing, to the extent that (a) any event of default under the Exchangeable Notes Indenture is continuing or (b) issuance of Qualified Equity Interests of AMC is not permissible or possible due to any regulatory or legal limitation, in either case, any such premium, fee or other amount may be paid in cash.

(d)           the Company shall (and shall cause the other Muvico Group members to):

(i)             observe in all material respects all corporate formalities;

(ii)            maintain separate books and accounts for the Muvico Group members, including appropriate recording of amounts owing to the Muvico Group members under the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders) or from third parties and distributions made (or deemed made) by Muvico Group members to their parent entities; and

(iii)           maintain the assets of the Company and its Subsidiaries separately from the assets of any Person (other than the Muvico Group), except as contemplated by and permitted under the Intercompany Agreements in effect on the Issue Date hereof (or as modified in a manner that is not materially worse than and/or is beneficial to the Holders).

(e)           The Company shall not permit any Intercompany Agreement to be amended, modified, supplemented or otherwise changed in any manner material and adverse to the Holders in their capacity as such; provided, however, that the Intercompany Agreements may be amended, modified, supplemented or otherwise changed as may be required by law or applicable regulations.

(f)            Notwithstanding anything herein to the contrary, no member of the AMC Group shall transfer (including by Investment or Restricted Payment), sell, assign or otherwise effect a Disposition of any asset or property to any member of the Muvico Group or the Odeon Group other than as contemplated by, and permitted under, the Intercompany Agreements or as otherwise required to satisfy the terms and conditions of the Term Loan Obligations in effect on the date hereof.

Article V.
Fundamental Changes

Section 5.01          Fundamental Changes; Holding Companies. AMC will not, and will not permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(a)            any Subsidiary may merge, consolidate or amalgamate with (i) either AMC or the Company; provided that AMC or the Company, as the case may be, shall be the continuing or surviving Person or (ii) one or more other Subsidiaries of AMC; provided that when any Subsidiary Guarantor is merging or amalgamating with another Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Guarantor or (B) if the continuing or surviving Person is not a Subsidiary Guarantor, the acquisition of such Subsidiary Guarantor by such surviving Subsidiary is permitted under the definition of “Permitted Investments”;

(b)           any Subsidiary may liquidate or dissolve or change its legal form if AMC or the Company determines in good faith that such action is in the best interests of AMC and its Subsidiaries and is not materially disadvantageous to the Holders;

(c)            any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or to either AMC or the Company; provided that if the transferor in such a transaction is the Company or a Guarantor, then either (A) the transferee must be the Company or a Guarantor, (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not the Company or a Guarantor permitted under the definition of “Permitted Investments” or (C) to the extent constituting a Disposition to a Subsidiary that is not the Company or a Guarantor, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary that is not the Company or a Guarantor permitted by the definition of “Permitted Investments”;

(d)           AMC or the Company may merge, amalgamate or consolidate with any other Person; provided that AMC or the Company, as the case may be, shall be the continuing or surviving Person;

(e)            any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted under the definition of “Permitted Investments”; provided that the continuing or surviving Person shall be a Subsidiary, which together with each of the Subsidiaries, shall have complied with the following requirements:

(i)             If any additional Subsidiary is formed or acquired after the Issue Date (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC), AMC or the Company will, within 30 days after such newly formed or acquired Subsidiary is formed or acquired (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (unless such Subsidiary is an Excluded Subsidiary), notify the Notes Collateral Agent thereof, and will and will cause such Subsidiary and the Guarantors to take all actions (if any) required to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Company or any Guarantor within 30 days after such notice (or such longer period as the Collateral Agent shall reasonably agree); and

(ii)            (A) AMC or the Company will, and will cause each Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Notes Collateral Agent or holders of a majority in the aggregate principal amount of the Notes then outstanding may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Company and the Guarantors;

(B) If, after the Issue Date, any material assets (including any Material Real Property) with a book value in excess of $5,000,000, are acquired (including, without limitation, any acquisition pursuant to a Delaware LLC Division) by the Company or any Guarantor or are held by any Subsidiary on or after the time it becomes a Guarantor pursuant to Section 5.01(e)(ii) (other than assets constituting Collateral under a Security Document that becomes subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Company will notify the Notes Collateral Agent thereof, and, if requested by the Collateral Agent, AMC or the Company will cause such assets to be subjected to a Lien securing the Secured Notes Obligations and will take and cause the other Guarantors to take, such actions as shall be necessary and reasonably requested by the Notes Collateral Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in Section 5.01(e)(ii)(A), all at the expense of the Loan Parties and subject to last paragraph of the definition of the term “Collateral and Guarantee Requirement”; and

(f)            Notwithstanding anything herein to the contrary, no member of the AMC Group shall transfer (including by Investment or Restricted Payment), sell, assign or otherwise effect a Disposition of any asset or property to any member of the Muvico Group or the Odeon Group other than as contemplated by, and permitted under, the Intercompany Agreements, or to fund the business operations of the Muvico Group or the Odeon Group in the ordinary course of business (including to service third party Indebtedness permitted to be incurred hereunder and guaranteed by AMC or a member of the AMC Group) or as otherwise required to satisfy the terms and conditions of the Term Loan Obligations in effect on the Issue Date (or any Permitted Refinancing thereof with corresponding terms and conditions that are no more onerous than such terms and conditions in effect on the Issue Date).

Article VI.
Defaults and Remedies

Section 6.01          Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

(a)            default in the payment of the principal of or premium, if any, on any Note when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or upon acceleration, redemption or otherwise;

(b)            default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)            default in the performance, or breach, of any covenant or agreement of AMC or any Subsidiary contained in this Indenture or the Security Documents (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (a) or (b) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the Notes then outstanding;

(d)           (i) one or more defaults in the payment of principal on Indebtedness of AMC or any Subsidiary incurred pursuant to clauses (i), (iv), (v), (vi), (vii), (ix), (x) and (xxvii) of Section 4.05(b), with an aggregate principal amount of at least $150,000,000, when the same becomes due and payable, including at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of AMC or any Subsidiary in an aggregate principal amount of $150,000,000 shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment or in connection with or as a result of the Transactions) prior to the Stated Maturity thereof;

(e)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of AMC or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for AMC or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)            AMC or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (e) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for AMC or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(g)           one or more enforceable judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against AMC, any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of the Company or any Guarantor that are material to the businesses and operations of AMC and its Subsidiaries, taken as a whole, to enforce any such judgment;

(h)           (i) any Lien on any material portion of the Collateral purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by the AMC, the Company or any Guarantor not to be, a valid and perfected Lien (having the priority required by this Indenture and the Security Documents), except (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) as a result of the failure of the Controlling Collateral Agent or Designated Senior Representative, as applicable (1) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (2) file Uniform Commercial Code continuation statements, (C) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (D) as a result of acts or omissions of the Controlling Collateral Agent or Designated Senior Representative, as applicable; and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes;

(i)             (i) any provision of the Indenture or any Security Document, (ii) any material provision of any other Secured Notes Document, or (iii) any Guarantee shall for any reason be asserted by the Company or any Guarantor not to be, or shall cease to be, a legal, valid and binding obligation of any party thereto other than as expressly permitted hereunder or thereunder;

(j)             a Change of Control occurs; or

(k)            except as expressly permitted by this Indenture, the Guarantee of any Guarantor shall cease to be in full force and effect.

Section 6.02          Acceleration; Rescission and Annulment.

(a)            If an Event of Default (other than an Event of Default specified in Section 6.01(e) or (f)) occurs and is continuing, then and in every such case the Trustee, by notice to the Company, or the Holders of not less than 30% in aggregate principal amount of the Notes outstanding, by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes to be due and payable. If an Event of Default specified in Section 6.01(e) or (f) occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

(b)           At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee as provided hereinafter in this Article VI, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(i)             the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

(A)          all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(B)           all overdue interest on all Notes;

(C)           the principal of (and premium, if any, on) any Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(D)           to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(ii)            all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c)           In the event of any Event of Default specified in Section 6.01(d), such Event of Default and all consequences thereof shall be automatically annulled if, within ten (10) Business Days after such Event of Default arose, the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

(d)           If the Notes are accelerated or otherwise become due prior to their stated maturity (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law), the amount that shall then be due and payable shall be equal to:

(i)             (A) 100% of the principal amount of the Notes then outstanding plus the Applicable Premium in effect on the date of such acceleration, or (B) the applicable redemption price in effect on the date of such acceleration, as applicable, plus

(ii)           accrued and unpaid interest to, but excluding, the date of such acceleration,

in each case as if such acceleration were an optional redemption of the Notes so accelerated.

(e)            Notwithstanding the generality of the foregoing, if the Notes are accelerated or otherwise become due prior to their stated maturity (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law), the Applicable Premium shall also be due and payable as though the Notes had been optionally redeemed on the date of such acceleration and shall constitute part of the obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium or the Redemption Price Premium, as applicable) from and after the applicable triggering event. Any premium payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes, and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE COMPANY AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

Section 6.03          Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04          Waiver of Past Defaults. Subject to Section 6.02, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class by notice to the Trustee may waive an existing Default and its consequences under this Indenture and the Security Documents, except (a) a Default in the payment of the principal of or interest on a Note held by a non-consenting Holder or (b) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05          Control by Majority. Subject to any applicable Intercreditor Agreement, Holders of a majority in aggregate principal amount of the Notes then outstanding voting together as a single class may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or Notes Collateral Agent with respect to the Notes. However, the Trustee or the Notes Collateral Agent, as applicable may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee or Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Notes Collateral Agent, as applicable in personal liability. Prior to taking any action hereunder, the Trustee and/or Notes Collateral Agent shall be entitled to reasonable indemnification, in its sole discretion, against all losses and expenses caused by taking or not taking such action.

Section 6.06          Limitation on Suits. Subject to any applicable Intercreditor Agreement, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)            such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(b)            the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting together as a single class shall have made a written request, and such Holder or Holders shall have offered, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) to be incurred in compliance with such request, to the Trustee to pursue such proceeding as trustee; and

(c)            the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.

The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or interest on such Notes on or after the applicable due date specified in such Note. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07          Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcements of the payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08          Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with premium (if any), interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09          Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents (including any claim for the reasonable compensation, expenses, disbursements and advances fo the Trustee, its agents and counsel) as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10          Priorities. Subject to the provisions of any applicable Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee (acting in any capacity hereunder) and the Notes Collateral Agent, in each case for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

Section 6.12          Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article VII.
Trustee

Section 7.01          Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)             the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, and will be protected in acting or refraining from acting upon, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own grossly negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)             this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(ii)            the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f)            Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i)             For the avoidance of doubt, the Trustee’s duties hereunder shall be strictly limited to those expressly set forth in this Indenture, and this Indenture shall not be interpreted to impose any implied fiduciary or other duties or obligations on the Trustee.

Section 7.02          Rights of Trustee. Subject to the provisions of Section 7.01:

(a)           The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)            The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee, to the extent satisfactory to the Trustee, security or indemnity against the loss, liability or expense (including attorneys’ fees) that might be incurred by it in compliance with such request or direction. If the Trustee requests direction from the Holders, the Trustee is entitled to refrain from taking action unless and until the Trustee shall have received direction from the Holders, and the Trustee shall not incur any liability to any Person based upon any action omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein.

(f)            In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The Trustee shall not be required to give a note, bond or surety in respect of the trusts and powers under this Indenture.

(i)            The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(j)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(k)           The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(l)            None of the Trustee, Paying Agent nor Notes Collateral Agent shall have any liability or responsibility for any calculation hereunder or in connection with the Notes or for any data or other information used in any such calculation or determination hereunder.

Section 7.03          Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliate with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.04          Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05          Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 45 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06          Reports by Trustee to Holders. As promptly as practicable after each December 31 beginning with December 31, 2025, and in any event prior to March 31 in each year thereafter, the Trustee shall mail to each Holder a brief report dated as of March 31 each year that complies with TIA Section 313(a), if and to the extent required by such subsection. The Trustee shall also comply with TIA Section 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof. For the avoidance of doubt, the Trustee’s reporting obligations hereunder are limited to those required by the TIA, and the Trustee is not responsible for the accuracy or completeness of the information provided by the Company.

Section 7.07          Compensation and Indemnity. The Company shall pay to the Trustee (acting in any capacity hereunder) and any predecessor Trustee from time to time such compensation for its services as shall from time to time be agreed to in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all documented expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the documented compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee (acting in any capacity hereunder) against any and all loss, liability or expense (including documented attorneys’ fees) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expenses or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All rights, protections, indemnifications and releases from liability granted hereunder to the Trustee shall extend to it acting in any capacity hereunder and its officers, directors, employees, agents, successors and assigns.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s indemnification and payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(e) or (f) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

The provisions of this Section shall survive the resignation or removal of the Trustee and the termination of this Indenture.

Section 7.08          Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee by so notifying the resigning Trustee of its replacement. The Company shall remove the Trustee if:

(a)            the Trustee fails to comply with Section 7.10;

(b)            the Trustee is adjudged bankrupt or insolvent;

(c)            a receiver or other public officer takes charge of the Trustee or its property; or

(d)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly (but in any event, within 30 days following such resignation or removal) appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09          Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated; any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10          Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a).

Section 7.11          Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b): A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

Article VIII.
Discharge of Indenture; Defeasance

Section 8.01          Discharge of Liability on Notes; Defeasance.

(a)           When (i) either (A) all outstanding Notes that have been authenticated (other than Notes replaced pursuant to Section 2.07 and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (B) all Notes under this Indenture that have not been delivered to the Trustee for cancellation have become due and payable, whether at the Maturity Date or upon redemption or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption pursuant to Article III and the Company irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium and accrued interest to the Maturity Date or redemption date; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Notes; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at the Maturity Date or the redemption date, as the case may be, then upon demand of the Company (accompanied by an Officer’s Certificate and an Opinion of Counsel, at the cost and expense of the Company, to the Trustee stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Notes and the Liens on the Collateral securing the Notes will be released and the Trustee shall acknowledge satisfaction and discharge of this Indenture.

(b)           Subject to Sections 8.01(c) and 8.02, the Company may, at its option, and at any time elect to (i) have the obligations of the Company discharged with respect to all outstanding Notes and the applicable Security Documents and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee, and have Liens on the Collateral securing the Notes released (“legal defeasance option”) or (ii) its and the Guarantors’ obligations under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13, 4.15, 4.16, 4.17, 4.19, 5.01(b), 5.01(c), 5.01(d), 5.01(e), 5.01(f) and 5.01(g) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(c), (d), (e) (solely with respect to Subsidiaries), (f) (solely with respect to Subsidiaries), (g), (h), (i) and (j).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the satisfaction and discharge of those obligations that the Company terminates.

(c)           Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.01, 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.

Section 8.02         Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(a)           The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 who shall agree to comply with the provisions of this Article VIII applicable to it) as trust funds in trust for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay the principal of (and premium, if any) and interest on the outstanding Notes on the Maturity Date (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Securities to said payments with respect to the Notes. Before such a deposit, the Company may give the Trustee, in accordance with Section 3.01 hereof, a notice of its election to redeem all of the outstanding Notes at a future date in accordance with Article III;

(b)           in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)            in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)           No Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit; and

(e)            the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Section 8.03          Application of Trust Money. The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes subject to its customary procedures and those of any relevant depositary.

Section 8.04          Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them upon payment of any amounts due to the Holders, or otherwise, hereunder.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.05          Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee (acting in any capacity hereunder) against any tax, fee or other charge imposed on or assessed against deposited Government Securities, or the principal and interest received on such Government Securities, other than such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 8.06          Reinstatement. If the Trustee or Paying Agent is unable to apply any money, Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article IX.
Amendments

Section 9.01          Without Consent of Holders. AMC, the Company, any Guarantor (with respect to its Guarantee, this Indenture, the Intercreditor Agreements then in effect or the other Security Documents to which it is a party and excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor), the Trustee and the Notes Collateral Agent, without the consent of any Holders, may amend the Notes, the Guarantees, this Indenture, any Intercreditor Agreement then in effect or the other Security Documents, for any of the following purposes:

(a)            to cure any ambiguity, omission, defect or inconsistency;

(b)            to comply with Section 5.01;

(c)            to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(d)            [reserved];

(e)            to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(f)             to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(g)            to make any change that does not adversely affect the rights of any Holder in any respect;

(h)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(i)             to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor paying agent hereunder pursuant to the requirements hereof;

(j)             to add a Guarantor under this Indenture, the Intercreditor Agreements then in effect, and/or the other Security Documents or Secured Notes Documents;

(k)            to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l)             to add Collateral with respect to any or all of the Notes and/or the Subsidiary Guarantees;

(m)           to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(n)            to release any Collateral from the Lien securing the Notes when permitted or required by the Security Documents, this Indenture (including pursuant to Section 4.07(b) and including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes) or any applicable Intercreditor Agreement;

(o)            to comply with the rules of any applicable securities depositary;

(p)            to add any junior lien secured parties, and the Notes Collateral Agent as senior lien secured party, to any Junior Lien Intercreditor Agreement to the extent otherwise permitted pursuant to the terms hereof;

(q)            in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to any applicable Intercreditor Agreement, or to modify any such legend as required by such Intercreditor Agreement;

(r)             with respect to the Intercreditor Agreements then in effect or the Security Documents, as provided in the relevant Intercreditor Agreement or Security Document, as applicable; and

(s)            to provide for the succession of any parties to the Security Documents, or any applicable Intercreditor Agreement (and any amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the definitive documentation governing Indebtedness permitted to be incurred pursuant to Section 4.05 or any other agreement that is not prohibited by this Indenture.

Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Company, AMC and the Guarantors in the execution of any amended or supplemental indenture or security documents or intercreditor agreements authorized or permitted by the terms of this Indenture (provided, that any such intercreditor agreement may reflect that any additional Indebtedness referenced therein has Liens either senior to or junior to the Secured Notes Obligations or any Consolidated First Lien Debt, as applicable, so long as such Liens are permitted under the Indenture, or any joinder with respect to any of the foregoing upon the receipt of an Officer’s Certificate stating that such execution and delivery is permitted by the Indenture and all conditions precedent relating to such execution and delivery have been satisfied) and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or security documents or intercreditor agreements that affect its own rights, duties or immunities under this Indenture or otherwise.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. Except as set forth in Section 9.01(a), the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.02          With Consent of Holders. The Company, the Guarantors and the Trustee and the Notes Collateral Agent may modify or amend this Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement and the other Security Documents and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement or any other Security Document may be waived, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including any consents or waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder affected thereby, a modification or amendment may not:

(a)           change the Maturity Date of the principal of, or the time for, payment of any installment of interest on, any Notes, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof or otherwise as provided in this Indenture, or change the coin or currency in which the principal of any Notes or any premium or the interest thereon is payable;

(b)           [reserved];

(c)           amend the contractual right expressly set forth in this Indenture (including Section 6.07) or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the Stated Maturity or redemption date of any such Notes;

(d)           reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture; and

(e)            modify any of the provisions of this Section 9.02 or Sections 6.04 and 6.05, except to increase the percentage of outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby.

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Secured Notes Obligations or (B) change or alter the priority of the Liens securing the Secured Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

Upon the request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee and/or the Notes Collateral Agent shall join with the Company in the execution of such amended or supplemental indenture or security documents or intercreditor agreements (provided, that any such intercreditor agreement may reflect that any additional Indebtedness referenced therein has Liens either senior to or junior to the Secured Notes Obligations or any Consolidated First Lien Debt, as applicable, so long as such Liens are permitted under the Indenture, or any joinder with respect to any of the foregoing) upon the receipt of an Officer’s Certificate stating that such execution and delivery is permitted by the Indenture and all conditions precedent relating to such execution and delivery have been satisfied, unless such amended or supplemental indenture or security documents or intercreditor agreements directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

In addition, Holders will be deemed to have consented for purposes of the Security Documents and the applicable Intercreditor Agreements, and the Notes Collateral Agent and the Trustee will be authorized, to amend or supplement the Security Documents or enter into a new intercreditor agreement to add additional secured parties to the extent Liens securing Indebtedness and other Obligations held by such parties are permitted under this Indenture. In executing any such amendment, supplement, joinder, consent or waiver to applicable Intercreditor Agreements or other Security Document or in entering into a new intercreditor agreement or Security Document, the Trustee and Notes Collateral Agent shall be entitled to receive and (subject to their duties set forth in this Indenture) shall be fully protected in relying upon an Officer’s Certificate stating that the execution of such amendment, supplement, joinder, consent or waiver or new agreement is authorized or permitted by such Intercreditor Agreement and/or other Security Document, as the case may be, and complies with the provisions thereof and of this Indenture. Notwithstanding anything in this Indenture to the contrary, no opinion of counsel shall be required in connection with the execution by the Trustee or Notes Collateral Agent of any such amendment, supplement, joinder, consent waiver or other modification to any Intercreditor Agreement and/or the other Security Documents or the entering into of a new intercreditor agreement or Security Document.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

Section 9.03          Actions Taken by Initial Purchasers. In the case of any consent, waiver or other action to be taken by a Holder with respect to Notes beneficially owned by an Initial Purchaser, the Company and the Trustee, in their respective sole discretion, upon evidence satisfactory to each that such Notes are beneficially owned by such Initial Purchaser, may accept any consent, waiver or other action taken by such Initial Purchaser with respect to Notes it beneficially owns as having been provided or performed by the Holder thereof.

Section 9.04          Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. Such record date shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date.

For all purposes of this Indenture, all Initial Notes and Additional Notes shall vote together as one series of Notes under this Indenture.

Section 9.05          Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.06          Trustee To Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amendment authorized pursuant to this Article IX, provided that the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it, in its sole discretion, and to receive, in addition to the documents required by Section 13.04 and (subject to Section 7.01) shall be fully protected in relying upon and shall be entitled to receive, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture. Notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel shall be required in connection with the execution by the Trustee or Notes Collateral Agent of any such amendment, supplement, joinder, consent waiver or other modification to the applicable Intercreditor Agreements and/or the Security Documents or the entering into of a new intercreditor agreement or Security Document.

Article X.
Reserved

Article XI.
Guarantee

Section 11.01       Guarantee. Subject to the provisions of this Article XI, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any (including the Applicable Premium), and interest on the Notes and all other obligations and liabilities of the Company under this Indenture and the Notes (including, without limitation, any interest, fees or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding, whether or not such interest, fees or expenses is an allowed claim under applicable state, federal or foreign law and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees that the Guarantor Obligations will rank equally in right of payment with other indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guarantor Obligations. Each Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article XI notwithstanding any extension or renewal of any Guarantor Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for non-payment. Each Guarantor waives notice of any default under the Notes or the Guarantor Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 11.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under, this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal granted; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 11.03 hereof. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Section 11.02       Execution and Delivery. To further evidence its Guarantee, each Guarantor and other Person that is required to become a Guarantor hereby agrees to (x) execute this Indenture or (y) in the case of any Person that becomes a Guarantor after the date hereof, execute a supplement to this Indenture, substantially in the form of Exhibit C hereto and deliver it to the Trustee. Each such Guarantor agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Guarantor’s Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 11.03        Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           Following delivery of an Officer’s Certificate to the Trustee stating the occurrence of any of the following events, each Guarantor shall be automatically and unconditionally released and discharged from its Obligations under this Indenture and its Guarantee and such Guarantee shall be automatically and unconditionally terminated, and no further action by such Guarantor, the Company or the Trustee is required (other than delivery of such Officer’s Certificate) for the release of such Guarantor or the termination of such Guarantee:

(i)             upon the Company exercising its legal defeasance option or covenant defeasance option in accordance with Article VIII or a satisfaction and discharge of this Indenture as described under Section 8.01(a);

(ii)            upon the merger, amalgamation, consolidation or winding up of such Subsidiary Guarantor with and into AMC, the Company or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Subsidiary Guarantor;

(iii)           upon such Subsidiary Guarantor becoming an Excluded Subsidiary under the definition of “Excluded Subsidiary”; provided that (A) the transaction or other circumstance pursuant which such Subsidiary Guarantor became an Excluded Subsidiary was made in compliance with the applicable provisions of this Indenture; (B) no Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto; (C) such Subsidiary Guarantor owns no assets which were previously transferred to it by another Subsidiary which constitutes Collateral; and (D)(x) the transaction pursuant to which such Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary arises from legitimate business transactions with a bona fide business purpose (other than causing such release) with one or more Persons whose ownership of Equity Interests in such Subsidiary would satisfy the requirement set forth in subclause (z) below, (y) such Subsidiary Guarantor shall not be (or shall be simultaneously be released as) an obligor or guarantor with respect to any Guarantee Reference Indebtedness and (z) a Person other than AMC or any Subsidiary thereof, any holder of Guarantee Reference Indebtedness or any Affiliate of any of the foregoing holds Equity Interests in such Subsidiary;

(iv)          upon the release or discharge of such Guarantor’s primary obligations under, and guarantees, of all Guarantee Reference Indebtedness, except, in each case, (x) a discharge or release by or as a result of payment and (y) if at the time of the release and discharge of such Guarantee, such Guarantor would be required to guarantee the Notes pursuant to Section 4.10; or

(v)           as described under Article IX hereof.

(c)            Notwithstanding the foregoing, no Guarantor may be released from its Guarantee (other than pursuant to a satisfaction and discharge of this Indenture as described under Section 8.01(a)) if, on the date of and after giving effect to the release of such Guarantee, the Guarantor (or any subsidiary thereof) would own (or hold an exclusive license with respect to) or have an exclusive license on any Intellectual Property that is material to the business of AMC and its Subsidiaries taken as a whole.

Section 11.04       Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.04 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 11.05       No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

Article XII.
Collateral

Section 12.01       Security Documents.

(a)           The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Secured Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into (or otherwise join, as applicable) the Security Documents and the Intercreditor Agreements including those entered into on the Issue Date and each other Intercreditor Agreement, as applicable, thereafter, and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement and any of the other Security Documents, the applicable Intercreditor Agreement shall control.

Each Holder, by its acceptance of a Note, (a) agrees that it will be subject to and bound by and will take no actions contrary to the provisions of each applicable Intercreditor Agreement, and (b) authorizes and instructs the Notes Collateral Agent to enter into (or otherwise join, as applicable) the AMC Group First Lien Pari Passu Intercreditor Agreement, the Muvico Group First Lien/Second Lien Intercreditor Agreement, the Muvico Group First Lien Priority Intercreditor Agreement and the Muvico Group 1.25 Lien Priority Intercreditor Agreement on the Issue Date (and each other Intercreditor Agreement, as applicable, thereafter) as the Notes Collateral Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Guarantors shall, at their sole expense, take all actions and make all filings (including filing Uniform Commercial Code (including amendments and continuation statements) and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Trustee or the Notes Collateral Agent may reasonably request, in order to ensure the creation, perfection and priority (or continuance thereof), as security for the Obligations of the Company and the Guarantors to the secured parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Security Documents, of a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

It is understood and agreed that:

(a)           with respect to any Collateral constituting assets of any AMC Group Obligor, prior to the Discharge of First Lien Obligations (solely for this purpose, as defined in the AMC Group First Lien Pari Passu Intercreditor Agreement) that are Term Loan Obligations, to the extent that the Controlling Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to any Collateral constituting assets of the AMC Group Obligors or makes any determination in respect of any matters relating to such Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets or the provision of any guarantee by any subsidiary of AMC (other than Centertainment and any of its Subsidiaries) (including in connection with assets acquired, or subsidiaries formed or acquired, after the Issue Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the deadline therefore as set forth in the documentation governing the Indebtedness for which the Controlling Collateral Agent is the collateral agent), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents, and the judgment of the Controlling Collateral Agent in respect of any such matters under the documentation governing the Indebtedness for which the Controlling Collateral Agent is the collateral agent shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents; and

(b)           with respect to any Collateral constituting assets of any Muvico Group Entity, prior to the Discharge of Senior Obligations (solely for this purpose, as defined in the Muvico Group First Lien/Second Lien Intercreditor Agreement), to the extent that the Designated Senior Representative is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to any Collateral constituting assets of the Muvico Group Entities or makes any determination in respect of any matters relating to such Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, surveys, legal opinions or other deliverables with respect to, particular assets or the provision of any guarantee by any Subsidiary (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by the deadline therefor as set forth in the documentation governing the Indebtedness for which the Designated Senior Representative is the collateral agent), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries and/or documents, and the judgment of the Designated Senior Representative in respect of any such matters under the documentation governing the Indebtedness for which the Designated Senior Representative is the collateral agent shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Security Documents.

Section 12.02        Release of Collateral.

(a)           Collateral may be released from the Liens and security interests created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the applicable Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, any applicable Intercreditor Agreement and this Indenture, the Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Guarantees, and the applicable Collateral shall be automatically released from the Liens of the Notes Collateral Agent, under any one or more of the following circumstances:

(i)             upon consummation of the sale, transfer or other disposition of such Collateral to the extent such sale, transfer or other disposition is permitted under this Indenture;

(ii)            in the case of a Guarantor that is released from its Guarantee pursuant to Section 11.03, with respect to the property and other assets of such Guarantor, upon the release of such Guarantor from its Guarantee;

(iii)           with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is permitted by this Indenture;

(iv)           with respect to any Collateral that becomes an “Excluded Asset,” upon it becoming an Excluded Asset;

(v)            in accordance with Section 4.07(b);

(vi)           [reserved];

(vii)          with respect to any Collateral, in connection with any enforcement action taken by the Controlling Collateral Agent or the Designated Senior Representative (or, in each case, such other similar defined term), as applicable, in accordance with the terms of the applicable Intercreditor Agreement; or

(viii)         as described under Article IX.

(b)           The Liens on the Collateral securing the Notes and the Guarantees also shall automatically and without the need for any further action by any Person be terminated and released:

(i)             upon payment in full of the principal of, together with accrued and unpaid interest, and the Applicable Premium (as applicable) on the Notes and all other Obligations in respect of the Notes under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii)            upon a satisfaction and discharge of this Indenture as described under Section 8.01(a); or

(iii)           pursuant to the terms of any applicable Intercreditor Agreement.

(c)            In addition, any Lien on any Collateral may be (i) released or subordinated to any Lien on such Collateral that is created, incurred or assumed pursuant to clause (viii)(A) of the definition of “Permitted Liens” to the extent required by the terms of the obligations secured by such Liens and (ii) subordinated to any Lien on any Material Real Property if required under the terms of any lease, easement, right of way or similar agreement effecting the Material Real Property provided such lease, easement, right of way or similar agreement is permitted by Section 4.07.

(d)            With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents to such release have been met and that it is permitted for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

Section 12.03       Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Security Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)            enforce any of the terms of the Security Documents; and

(b)            collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04        Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05        Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.06        Power Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.07        Certain Limits on Collateral.

Notwithstanding anything in this Indenture or any other Security Document, it is understood and agreed that:

(a)            Liens required to be granted from time to time pursuant to this Indenture shall be subject to exceptions and limitations set forth in the Security Documents;

(b)           [reserved];

(c)            no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by a UCC filing);

(d)           [reserved];

(e)            no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiaries and foreign intellectual property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(f)            no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); and

(g)           neither the Company nor any Guarantor shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters.

Section 12.08        Notes Collateral Agent.

(a)           The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.08. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, including any duty to monitor, perfect, maintain or enforce any security interest, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)           None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreements or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)           The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)           The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08).

(f)            The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)           The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)           The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, including joinders and supplements thereto, whether executed on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.

(i)            If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(j)            The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article IX of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)           The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)            If the Company or any Guarantor (i) incurs any obligations in respect of Junior Priority Obligations at any time when no Junior Lien Intercreditor Agreement is in effect and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into any Junior Lien Intercreditor Agreement in favor of a designated agent or representative for the holders of the junior priority obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of AMC, the Company or any of the Subsidiary Guarantors, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required pursuant to this Section 12.08(l) in connection with the applicable Intercreditor Agreements (including pursuant to a joinder thereto) to be entered into.

(m)          No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity reasonably satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)           The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)           Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)           The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreements.

(q)           The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r)            Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document, Intercreditor Agreement or amendment or supplement thereto, to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.08(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document, Intercreditor Agreement or amendment or supplement thereto. Any such execution of a Security Document or amendment or supplement thereto shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document, Intercreditor Agreement or amendment or supplement thereto have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents, Intercreditor Agreement or amendment or supplement thereto.

(s)            Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)            After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements.

(u)           The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)           In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)          Notwithstanding anything to the contrary in this Indenture or in any Security Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)           Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of this Section 12.08 and Sections 13.04 and 13.05; provided that no Officer’s Certificate shall be required in connection with the Security Documents, the AMC Group First Lien Pari Passu Intercreditor Agreement, the Muvico Group First Lien/Second Lien Intercreditor Agreement, the Muvico Group First Lien Priority Intercreditor Agreement or the Muvico Group 1.25 Lien Priority Intercreditor Agreement to be entered into by (or otherwise joined by, as applicable) the Notes Collateral Agent on the Issue Date. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

(y)          Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Security Documents and the Intercreditor Agreements, and shall solely act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents, the Intercreditor Agreements and the Collateral.

(z)            The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents and Intercreditor Agreements were named as this Indenture herein.

(aa)          The Company and the Guarantors shall furnish to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year end change effected on or after the Issue Date), an Officer’s Certificate (which may be the same certificate required to be delivered by the Company pursuant to Section 4.13) either (i) (x) stating that such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Secured Notes Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken, and (y) stating that on the date of such Officer’s Certificate, all financing statements, financing statement amendments and continuation statements have been or will be executed and filed that are necessary, as of such date or promptly thereafter and during the succeeding 12 months, fully to maintain the perfection (to the extent required by the Security Documents) of the security interests of the Notes Collateral Agent securing the Obligations thereunder and under the Security Documents with respect to the Collateral; provided that if there is a required filing of a continuation statement or other instrument within such 12-month period and such continuation statement or amendment is not effective if filed at the time of the Officer’s Certificate, such Officer’s Certificate may so state and in that case the Company and the Guarantors shall cause a continuation statement or amendment to be timely filed and become effective so as to maintain such Liens and security interests securing the Secured Notes Obligations or (ii) stating that no such action is necessary to maintain such Liens or security interests.

Article XIII.
Miscellaneous

Section 13.01       [Reserved].

Section 13.02       Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

Muvico, LLC

c/o

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, KS 66211

Attention: General Counsel

if to the Trustee:

CSC Delaware Trust Company

251 Little Falls Drive

Wilmington, DE 19808

Attention: Corporate Trust

Email: USTrustAgency@delawaretrust.com

provided, however, that any reports provided pursuant to Section 4.12 may be communicated via email to the email address of the then current representative of the Trustee.

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

All notices, approvals, consents, requests and any communications under this Indenture must be in writing (provided that any communication sent to the Trustee must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company)), in English. The party providing electronic instructions agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; provided, however, that the Trustee’s conduct does not constitute willful misconduct, negligence or bad faith.

Section 13.03       Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04       Certificate and Opinion as to Conditions. Except as otherwise specified in this Indenture, upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(a)            an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05       Statements Required in Certificate or Opinions. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)            a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by, the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument

Section 13.06       When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or the Guarantors or by any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07        Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.

Section 13.08        Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in the States of New York or Missouri. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.09       Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10        No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company and the Guarantors shall not have any liability for any obligations of the Company or the Guarantors under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 13.11        Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Notes Collateral Agent in this Indenture shall bind its successors.

Section 13.12        Severability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13        [Reserved].

Section 13.14        Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.15        Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.16        U.S.A. PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MUVICO, LLC

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC ENTERTAINMENT HOLDINGS, INC. as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMERICAN MULTI-CINEMA, INC. as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

AMC LICENSE SERVICES, LLC as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Indenture]

AMC ITD, LLC as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC CARD PROCESSING SERVICES, INC. as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTERTAINMENT DEVELOPMENT, LLC as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	President, Chief Financial Officer and Treasurer

AMC THEATRES OF UK LIMITED as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

[Signature Page to Indenture]

CSC DELAWARE TRUST COMPANY, as Trustee and Notes Collateral Agent

By:	/s/ Gregory Daniels
	Name:	Gregory Daniels
	Title:	Vice President

[Signature Page to Indenture]

Exhibit A

PROVISIONS RELATING TO INITIAL NOTES

I.	DEFINITIONS

For the purposes of this Exhibit A the following terms shall have the meanings indicated below:

“Additional Notes” means the Senior Secured Notes due 2029, to be originally issued from time to time in one or more series as provided for in this Indenture.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme.

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(e)(i).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee and (ii) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable 40 consecutive days.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes” means the Rule 144A Global Note and the Regulation S Global Note with respect to the notes.

“Global Notes Legend” means the legend appearing under such title on Appendix 1 to this Exhibit A.

“IAI” means any institution that is an “accredited investor” (as such term is defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) that is not also a QIB.

“Issue Date” means (i) with respect to any PIK Notes, the date on which such PIK Notes shall be issued pursuant to Section 2.14 of the Indenture, (ii) with respect to any Additional Notes, the date on which such Additional Notes shall be issued pursuant to the Indenture and (iii) with respect to the Initial Notes and for all other purposes, July 24, 2025.

“Initial Notes” means the Senior Secured Notes due 2029 in the aggregate principal amount of $856,964,000, issued on July 24, 2025.

“Initial Purchasers” means the beneficial holders of 2029 First Lien Notes that receive the Notes on the Issue Date.

“Notes” means the Initial Notes, any Additional Notes and any PIK Notes, treated as a single class.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means any of the restricted securities legends set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to a Global Note or any successor person thereto, who shall initially be the Trustee, with respect to the Global Notes.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the first legend set forth in Section 2.3(e)(i) hereto.

1.1           Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(b)
“Global Notes”	2.1(b)
“Permanent Regulation S Global Note”	2.1(b)
“Regulation S Global Notes”	2.1(b)
“Rule 144A Global Notes”	2.1(b)
“Temporary Regulation S Global Note”	2.1(b)

II.	THE NOTES

2.1           Form and Dating. (a) The Initial Notes and any Additional Notes will be offered and sold by the Company, from time to time, pursuant to one or more purchase agreements. Unless registered or exempt from registration under the Securities Act, the Initial Notes, any Additional Notes and any PIK Notes may be resold or transferred, initially only to QIBs in reliance on Rule 144A and/or to non-U.S. persons in reliance on Regulation S.

(b)           Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global notes in fully registered form (the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global notes in fully registered form (the “Temporary Regulation S Global Note”) and, following the termination of the Distribution Compliance Period the Temporary Regulation S Global Notes shall be exchanged for permanent global notes in fully registered form (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominees and on the schedules thereto as hereinafter provided.

(c)           Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of the Depository and (b) shall be delivered by the Trustee to the Depository pursuant to instructions of the Depository, or held by the Securities Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Securities Custodian or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)           Definitive Notes. In the event the Company reasonably determines that the Additional Notes are not eligible for resale under Rule 144A, the Additional Notes may be issued as one or more Definitive Notes. Otherwise, except as provided in Section 2.3, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

2.2           Authentication. The Trustee shall authenticate and deliver: (a) Initial Notes for original issue in an aggregate principal amount of $856,964,000, (b) any Additional Notes, and (c) any PIK Notes, if and when issued pursuant to the Indenture; in each case upon a written order of the Company signed by one Officer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

2.3           Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(i)             to register the transfer of such Definitive Notes; or

(ii)            to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)            shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing; and

(2)            are being transferred, or exchanged pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)           if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)           if such Definitive Notes are being transferred to the Company, a certification to that effect; or

(C)           if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904, (i) a certification to that effect and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)           Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Trustee, together with;

(i)             certification (in the form set forth on the reverse side of the Note) that such Definitive Note is being (A) transferred (1) to a QIB in accordance with Rule 144A, (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, which certification shall be accompanied by a signed letter substantially in the form of Exhibit B, (3) pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, (4) pursuant to an available exemption from the registration requirements of the Securities Act other than those in (1)-(3) above, or (5) to AMC or a Subsidiary of the Company or (B) exchanged for a beneficial interest in a Global Note; and

(ii)            written instructions directing the Trustee to make, or directing the Securities Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Note represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.

(c)            Transfer and Exchange of Global Notes.

(i)             The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the procedures of the Depository containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii)            If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.

(iii)           Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

(iv)           In the event that a Global Note is exchanged for Notes in definitive registered form pursuant to Section 2.4, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse, of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d)           Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Notes (as set forth in Appendix I hereto) to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii)            Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)            Legend.

(i)             Except as permitted by the following paragraphs (ii) and (iii), each certificate evidencing the Global Notes and the Definitive Notes and the Regulation S Global Note (prior to the expiration of the Distribution Compliance Period) (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO AMC OR ANY SUBSIDIARY OF AMC, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH ACCREDITED INVESTOR, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER EVIDENCE SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Prior to the Distribution Compliance Period, each Regulation S Global Note will also bear the following additional legend:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note will also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii)            Upon any sale or transfer of a, Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904:

(A)          in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B)           in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the beneficial owner thereof to exchange such Transfer Restricted Note for a beneficial interest in a Global Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 (such certification to be in the form set forth on the reverse of the Note).

(iii)           Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear any Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(f)             Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated or Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(g)            Obligations with Respect to Transfers and Exchanges of Notes.

(i)             To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes, Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii)            No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or registration of transfer pursuant to Sections 3.06 and 9.05 of this Indenture).

(iii)           The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 10 days before the mailing of a notice of redemption or an offer to repurchase Notes or 10 days before an interest payment date.

(iv)           Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v)            All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(h)            No Obligation of the Trustee.

(i)             The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4           Certificated Notes.

(a)           Any Global Note deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1(b) shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) a Default or an Event of Default has occurred and is continuing under this Indenture or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b)           Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge (although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith), and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Certificated Notes issued in exchange for any portion of a Global Notes transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $1.00, and integral multiples of $1.00, in excess thereof and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(c), bear the restricted securities legend set forth in Appendix I to this Exhibit A.

(c)           The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(d)           In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

APPENDIX I
to EXHIBIT A

[FORM OF FACE OF NOTE]
[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Transfer Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO AMC OR ANY SUBSIDIARY OF AMC, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) INSIDE THE UNITED STATES TO AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH ACCREDITED INVESTOR, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER EVIDENCE SATISFACTORY TO EACH OF THEM) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

[Regulation S Legend]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Original Issue Discount Legend]

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: ONE AMC WAY, 11500 ASH STREET, LEAWOOD, KANSAS 66211.

[FORM OF FACE OF NOTE]

SENIOR SECURED NOTES DUE 2029

No.	CUSIP No.: ISIN:

MUVICO, LLC, a Texas limited liability company, promises to pay to CEDE & CO., or registered assigns, the principal sum of $ (           ) on February 19, 2029.

Interest Payment Dates: June 15 and December 15, commencing December 15, 2025.

Record Dates: June 1 and December 1.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the _____ day of

MUVICO, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

CSC DELAWARE TRUST COMPANY as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

Additional provisions of this Note are set forth on the other side of this Note.

[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Note due 2029

1.             Interest.

Muvico, LLC, a Texas limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at a rate per annum equal to the Applicable Rate as in effect from time to time. The Company will pay interest semiannually, in arrears, on June 15 and December 15 of each year, commencing December 15, 2025, in immediately available funds in cash and, to the extent set forth in the Applicable Rate, in kind (“PIK Interest”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall have the option, at its election, to pay the Additional Rate, if applicable, on the Notes in either cash (“Cash Interest”) or PIK Interest. To elect PIK Interest for an interest payment period in respect of the Additional Rate, the Company shall deliver a written notice to the Trustee and the Holders prior to the fifteenth (15th) calendar day immediately prior to the interest payment date for such interest payment period, which notice shall state the form of interest payment with respect the Additional Rate, if applicable, to such interest period and the total amount of interest to be paid on such interest payment date (a “PIK Election”). If a PIK Election is made in accordance with the previous sentence, such PIK Interest and any other applicable PIK Interest shall be paid in accordance with Section 2.14 of the Indenture (each a “PIK Payment”). In the event that the Company does not make a timely PIK Election with respect to the Additional Rate, if applicable, for an interest payment period, then the Company shall pay the Additional Rate in Cash Interest for such interest payment period.

2.             Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the Close of Business on the June 1 or December 1 next preceding the applicable interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Company will pay principal and Cash Interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Cash payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company (the “Depository”). The Company will make all cash payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that cash payments on the Notes may also be made, in the case of a Holder of at least $2,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

At all times, PIK Interest on the Notes shall be payable in accordance with Section 2.14 of the Indenture.

3.             Paying Agent and Registrar

Initially, CSC Delaware Trust Company, a Delaware trust company (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.             Indenture

The Company issued the Notes under an Indenture dated as of July 24, 2025 (the “Indenture”), among AMC, Holdings, the Company, the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by express reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Notes are senior secured obligations of the Company and can be issued in an initial amount of $856,964,000 and additional amounts as part of the same series under the Indenture which are unlimited (subject to Sections 2.01 and 2.10 of the Indenture). The Indenture imposes certain limitations on the ability of AMC and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of the Company’s assets. These limitations are subject to significant exceptions set forth in the Indenture.

The Guarantors (including each subsidiary of the Company that is required to guarantee the Guarantor Obligations pursuant to Section 4.10 of the Indenture) shall jointly and severally guarantee the Guarantor Obligations pursuant to the terms of the Indenture.

5.             Mandatory Redemption.

The Company shall not be required to make any mandatory redemption with respect to the Notes.

6.             Optional Redemption

Except as set forth herein, the Notes may not be redeemed prior to July 31, 2027. On and after that date, the Company may redeem the Notes in whole at any time or in part from time to time (i) from and including July 31, 2027 to and including April 30, 2028 at a redemption price equal to (x) 100.0%, plus (y) 50.0% of the then applicable interest rate determined in accordance with Section 2.14 of the Indenture (determined as of the last testing period before the date of redemption), of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption); and (ii) from and including May 1, 2028 to the Maturity Date at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption).

In addition, at any time and from time to time prior to July 31, 2027, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption must be sent to Holders of the Notes called for redemption not less than 10 or more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.

The Company may redeem the Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur. In addition, notice of any redemption of, or any offer to purchase, the Notes may, at the Company’s discretion, be given in connection with another transaction (or series of related transactions), and any such redemption or purchase may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions will not be satisfied or waived. In addition, the Company may provide in such notice or offer that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Notes are registered at the Close of Business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

7.             Sinking Fund

The Notes are not subject to any sinking fund.

8.             Notice of Redemption

Notice of redemption shall be sent to the holders electronically or by first class mail, with a copy to the Trustee or the Registrar, as applicable, to each holder of Notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of the Depository not less than 10 nor more than 60 days prior to the redemption date. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

9.             [Reserved]

10.           Denominations; Transfer; Exchange

The Notes are in registered form in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Note for a period of 10 days prior to a selection of Notes to be redeemed or 10 days before an interest payment date.

11.           Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.           Unclaimed Money

If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.           Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.           Amendment, Supplement and Waiver

The Indenture, the Notes or the Guarantees may be amended or supplemented as provided in the Indenture.

15.           Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.

16.           Security.

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents on the Issue Date, and at any time after Issue Date, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

17.           Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA and incorporated by reference into the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

18.           No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19.           Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

20.           Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21.           Governing Law

THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.           ISINs and CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISINs and/or CUSIP numbers to be printed on the Notes and has directed the Trustee to use ISINs and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _____________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while the Notes are Transfer Restricted Notes after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐            (1)            pursuant to an effective registration statement under the Securities Act of 1933;

☐            (2)            to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933;

☐            (3)            outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933;

☐            (4)            pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933;

☐            (5)            (i) pursuant to and in compliance with an exemption from the registration requirements of the Securities Act of 1933 other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State in the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act;

☐            (6)            to AMC or a subsidiary of AMC;

☐            (7)            to the registrar for registration in the name of the holder, without transfer; or

☐            (8)            pursuant to any other available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if boxes (3), (4), (5) or (8) are checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:

Your Signature:

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $_______. The following increases or decreases in this Global Note have been made (including as a result of payments of PIK Interest):

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

Exhibit B

Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S

CSC Delaware Trust Company

251 Little Falls Drive

Wilmington, DE 19808

Attention: Corporate Trust

Email: USTrustAgency@delawaretrust.com

Re:	Muvico, LLC (the “Company”) Senior Secured Notes due 2029 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[______] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)            the offer of the Notes was not made to a person in the United States;

(2)            either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)            no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)            we have advised the transferee of the transfer restrictions applicable to the Notes.

B-1

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

B-2

Exhibit C

FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

This Supplemental Indenture, dated as of [______], 20 (this “Supplemental Indenture”) among [name of future Guarantor] (the “Subsidiary Guarantor”), a subsidiary of Muvico, LLC (together with its successors and assigns, the “Company”) or AMC (as applicable) and CSC Delaware Trust Company, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, AMC, the Guarantors and the Trustee and Notes Collateral Agent have heretofore executed and delivered an Indenture, dated as of July 24, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of Senior Secured Notes due 2029 of the Company (the “Notes”);

WHEREAS, Section 4.10 of the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary Guarantor will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this

Indenture on the terms and conditions set forth herein and under the Indenture (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

SECTION 1.1         Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1         Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2         Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Articles XI of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1         Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture to the Subsidiary Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2         Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3         Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.5         Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this [First] Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.6         Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7         Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written

[GUARANTOR], as a Guarantor

By:
Name:
Title:
[Address]

CSC DELAWARE TRUST COMPANY, as Trustee

By:
Name:
Title:

Schedule 4.17

Post-Closing Matters

Defined terms used herein and not defined in the Indenture have the meanings ascribed to them in the Security Agreement. The Company or AMC shall, unless the Initial Purchasers holding a majority of the Notes then held by all Initial Purchasers shall otherwise consent (including through counsel to the Initial Purchasers by electronic mail to AMC):

1.	Within sixty (60) days after the Issue Date, the Company shall use commercially reasonable efforts to deliver to the Notes Collateral Agent Deposit Account Control Agreements and Securities Account Control Agreements, as applicable, with respect to all of the Grantors’ Deposit Accounts and Securities Accounts (in each case, that are not Excluded Accounts or Excluded Assets pursuant to clause 4 of the definition thereof) that are in existence on the Issue Date pursuant to Section 3.03(f) of the Security Agreement.